Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

DONLIN GOLD LLC

EFFECTIVE AS OF JUNE 3, 2025

THE INTERESTS DESCRIBED AND REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS (THE “SECURITIES LAWS”) AND MAY BE RESTRICTED SECURITIES AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES LAWS. TO THE EXTENT THE INTERESTS CONSTITUTE SECURITIES UNDER THE SECURITIES LAWS, THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION UNDER THE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

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TABLE OF CONTENTS

Page No.

ARTICLE I DEFINITIONS	2
1.1 Certain Defined Terms	2
1.2 Rules of Construction	9
ARTICLE II REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS	9
2.1 Capacity of Members	9
2.2 Record Title	10
2.3 Loss of Title	10
2.4 No Other Representations and Warranties	10
ARTICLE III NAME, PURPOSES AND TERM	10
3.1 General	10
3.2 Name	11
3.3 Purposes	11
3.4 Limitation	11
3.5 Effective Date and Term	11
3.6 Registered Agent; Offices	11
ARTICLE IV RELATIONSHIP OF THE MEMBERS	12
4.1 No State-Law Partnership	12
4.2 Federal Tax Elections and Allocations	12
4.3 State Income Tax	12
4.4 Tax Returns	12
4.5 Other Business Opportunities	12
4.6 Waiver of Right to Partition	12
4.7 Transfer of Membership Interests	12
4.8 Implied Covenants; No Additional Duties	12
4.9 Liabilities; Indemnification	13
ARTICLE V CONTRIBUTIONS BY MEMBERS	14
5.1 Members Initial Contributions	14
5.2 Additional Cash Contributions	14
5.3 Return of Contributions	14
ARTICLE VI PERCENTAGE INTERESTS	15
6.1 Initial Percentage Interests	15
6.2 Changes in Percentage Interests	15
6.3 Voluntary Reduction in Percentage Interest	15

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6.4 Default in Making Contributions	15
6.5 Elimination of Minority Interest	16
6.6 Continuing Obligations and Liabilities	16
6.7 Grant of Security Interest	17
ARTICLE VII BOARD	17
7.1 Organization and Composition	17
7.2 Decisions	18
7.3 Meetings	19
7.4 Action Without Meeting	20
7.5 Matters Requiring Special Approval or Unanimous Approval	20
7.6 Matters Requiring Majority Approval – Not Subject to Casting Vote	21
7.7 Non-Delegable Duties of the Board	22
ARTICLE VIII GENERAL MANAGER, OTHER OFFICERS AND TECHNICAL COMMITTEE	22
8.1 General Manager	22
8.2 Duties of General Manager	23
8.3 Officers	23
8.4 Technical Committee	24
ARTICLE IX PROGRAMS AND BUDGETS	24
9.1 Initial Program and Budget	24
9.2 Feasibility Study	24
9.3 [Intentionally Deleted	24
9.4 Construction Program and Budget	24
9.5 Other Programs and Budgets	25
9.6 Operations Pursuant to Programs and Budgets	26
9.7 Preliminary Review of Proposed Programs and Budgets	26
9.8 Approval of Programs and Budgets and Election to Participate	26
9.9 Budget Overruns; Program Changes	27
9.10 Emergency or Unexpected Expenditures	27
ARTICLE X ACCOUNTS AND SETTLEMENTS	27
10.1 Monthly Statements	27
10.2 Cash Calls	27
10.3 Failure to Meet Cash Calls	27
10.4 Financial Statements	28
ARTICLE XI DISTRIBUTIONS; DISPOSITION OF PRODUCTION	28
11.1 Distributions of Processed Products	28
11.2 Distributions of Cash	28
11.3 Hedging	28

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ARTICLE XII RESIGNATION AND DISSOLUTION	29
12.1 Dissolution	29
12.2 Resignation	29
12.3 Liquidation and Termination After Dissolution	29
12.4 Non-Compete Covenants	29
12.5 Right to Data After Termination	30
12.6 Continuing Authority	30
ARTICLE XIII ACQUISITIONS WITHIN AREA OF INTEREST	30
13.1 General	30
13.2 Notice to Nonacquiring Member	30
13.3 Option Exercised	30
13.4 Option Not Exercised	31
ARTICLE XIV ABANDONMENT AND SURRENDER OF PROPERTIES	31
14.1 Surrender or Abandonment of Property	31
14.2 Reacquisition	31
ARTICLE XV TRANSFER OF INTEREST	31
15.1 General	31
15.2 Limitations on Free Transferability	32
15.3 Acquisition Right	33
15.4 Exceptions to Acquisition Right	33
ARTICLE XVI DISPUTES	34
16.1 Dispute Resolution	34
ARTICLE XVII CONFIDENTIALITY	35
17.1 General	35
17.2 Exceptions	35
17.3 Duration of Confidentiality	35
17.4 Technical Disclosure Rules	35
ARTICLE XVIII GENERAL PROVISIONS	36
18.1 Notices	36
18.2 Waiver	37
18.3 Modification	37
18.4 Force Majeure	37
18.5 Inspections	38
18.6 Rights to Data	38
18.7 Governing Law	38

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18.8 Further Assurances	38
18.9 Survival of Terms and Conditions	39
18.10 No Third Party Beneficiaries	39
18.11 Entire Agreement; Successors and Assigns	39

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EXHIBITS

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LIMITED LIABILITY COMPANY AGREEMENT
OF
DONLIN GOLD LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT is made and entered into as of this 3rd day of June, 2025 (the “Effective Date”), by and among Donlin Gold LLC, a Delaware limited liability company (the “Company”), Donlin Gold Holdings LLC, a Delaware limited liability company (“Paulson”), and NovaGold Resources Alaska, Inc., an Alaska corporation (“NovaGold”).

RECITALS

A.                NovaGold and Barrick Gold U.S. Inc. (formerly Placer Dome U.S. Inc.) (“Barrick”) entered into that certain Mining Venture Agreement, effective as of November 13, 2002, as amended by a First Amendment Agreement, effective as of November 30, 2007 (“Mining Venture Agreement”), pursuant to which each acquired and held rights and interests in and to certain lands, fixtures, and improvements located in the Kuskokwim Recording District, Alaska, as more particularly described in Part 1 of Exhibit A, pursuant to the Lease (defined below), and in Part 2 of Exhibit A, pursuant to the Surface Use Agreement (defined below) and in certain permits, licenses, approvals, core, samples, studies, reports, and other data and materials associated with such lands, fixtures, improvements and assets.

B.                 On or before December 1, 2007, Barrick and NovaGold converted, in accordance with Section 18-214 of the Act (defined below), the joint venture created by the Mining Venture Agreement into the Company (and terminated the Mining Venture Agreement), and on December 1, 2007, Barrick, NovaGold and the Company entered into a Limited Liability Company Agreement with respect to the Company (the “Barrick-NovaGold LLC Agreement”), with the intent that, among other things, Barrick and NovaGold would each hold a 50% membership interest in the Company and the Company would own the Properties and would conduct or provide for the conduct of the operations thereon as contemplated by the Barrick-NovaGold LLC Agreement.

C.                 Pursuant to a Membership Interest Purchase Agreement dated April 21, 2025 (the “MIPA”), Paulson (as to 80%) and NovaGold (as to 20%) have acquired all of Barrick’s Membership Interest (as defined in the Barrick-NovaGold LLC Agreement), such that the Percentage Interests (defined below) of Paulson and NovaGold on the date hereof are 40% and 60%, respectively, and on that basis, Paulson and NovaGold have agreed to amend and restate the Barrick-NovaGold LLC Agreement on the terms and conditions set forth herein.

D.                Paulson and NovaGold wish to participate in the further exploration and evaluation, and, if warranted, the development and mining of mineral resources within the Properties (defined below) or any other properties acquired by the Company pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, Paulson, NovaGold and the Company agree as follows:

ARTICLE I
DEFINITIONS

1.1              Certain Defined Terms. As used herein, the following terms shall have the following meanings (such meanings to be applicable equally to the singular as well as the plural forms of the terms defined and defined verbs to include all verb forms):

“Accounting Procedure” means the procedures set forth in Exhibit B.

“Acquiring Member” has the meaning set forth in Section 13.2.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended.

“Affiliate” means any Person which directly or indirectly controls, is controlled by, or is under common control with, a Member. For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

“Agreement” means this Limited Liability Company Agreement, including all amendments and modifications thereof, and all exhibits, which are incorporated herein by this reference.

“Area of Interest” means the area specified in Part 5 of Exhibit A.

“Assets” means the Properties, Products, and all other real and personal property, tangible and intangible, held by the Company (including licenses, permits and other authorizations), and includes any interest in the JV Assets to which an Initial Member holds record title pursuant to Section 2.2(c).

“Barrick” has the meaning set forth in the introductory paragraph to this Agreement.

“Barrick-NovaGold LLC Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Board” means the board established under Article VII.

“Budget” means a detailed estimate of all costs to be incurred by the Company with respect to a Program and a schedule of cash contributions to be made by the Members with respect to such Program.

“Business Account” means the account maintained in accordance with the Accounting Procedure.

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in any of Anchorage, Alaska, New York, New York or Vancouver, Canada.

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“Calendar Year” means a period of twelve (12) consecutive months, beginning on the first day of January and ending on the last day of December.

“Capital Account” means the capital account maintained for each Member in accordance with Treas. Reg. § 1.704-1(b)(2)(iv).

“Certificate of Formation” means the certificate of formation of the Company as filed with the Secretary of State on November 30, 2007 to be effective December 1, 2007, as amended from time to time.

“Claim” means any action, claim, demand, interference, injunction, stay, obligation, grievance, suit, dispute, counterclaim, arbitration or other proceeding, or any order, writ, injunction, judgment or decree.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future Law.

“Commencement of Production” means the day on which a mill or processing plant on the Properties commences the milling, processing, or other beneficiation of Products other than milling, processing or other beneficiation undertaken for mill or facilities start-up testing.

“Company” means Donlin Gold LLC, the Delaware limited liability company governed by this Agreement.

“Consent” means, as to any Person, any consent, waiver, approval, authorization, exemption, registration, declaration, expiration of waiting period, or filing, by or in respect of such Person.

“Construction Program and Budget” means a Program and Budget for the construction of the Project and the placing of the Properties into commercial production.

“Construction Decision Trigger Date” means the date that is twelve (12) months from the Effective Date hereof.

“Continuing Obligations” means obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

“Deadlock” has the meaning set forth in Section 16.1(a).

“Development” means all preparation for the removal and recovery of Products after the approval of a Feasibility Study, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products, but excludes Permitting.

“Discloser” has the meaning set forth in Section 17.4.

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“Dollars” or “$” means the official currency of the United States.

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (b) any lease, sublease, occupancy agreement, easement or covenant granting a right to use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person, and (d) any adverse Claim as to title, possession or use.

“Environmental Compliance” means action performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all Claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against the Company or either Member, by any Person other than the other Member, alleging liability (including liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (a) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (b) physical disturbance of the environment on or relating to the Properties; or (c) the violation or alleged violation of any Environmental Laws in connection with the Properties.

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products.

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“Feasibility Study” means that certain Donlin Creek Gold Project, Alaska Feasibility Study Update 2, effective October 7, 2011, which was previously adopted by the Board and which provides the design basis for Permitting since its adoption, as referenced and updated by the that certain NI 43-101 Technical Report on the Donlin Gold Project, Alaska, USA, effective June 1, 2021, and that certain S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska USA, dated November 30, 2021, or any updated feasibility study adopted by the Company as provided in Section 9.2.

“General Manager” means the general manager of the Company designated by the Board in accordance with Section 8.1.

“Governmental Authority” means any national, state, municipal, borough, tribal, native, foreign, international, multinational government or jurisdiction (and any political subdivision of any thereof), any governmental or quasi-governmental authority (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), any other body exercising or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority, and any official of any of the foregoing.

“Initial Contribution” means that capital contribution each Member is deemed to have made pursuant to Section 5.1.

“Initial Member” has the meaning set forth in the definition for Member.

“Initial Program and Budget” means the Program and Budget adopted for the 2025 Calendar Year pursuant to the Barrick-NovaGold LLC Agreement on December 26, 2024.

“JV Assets” means the “Assets” as that term is defined in the Mining Venture Agreement.

“Law” means all applicable federal, state, provincial, borough, tribal, native and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, including Environmental Laws.

“Lease” means the Restated Exploration and Lode Mining Lease Agreement dated effective May 1, 1995, between Calista Corporation, an Alaska native corporation, and Donlin Creek LLC, a Delaware limited liability company, as amended by that Agreement to Amend Restated Exploration and Lode Mining Lease, effective June 6, 2014, between Calista Corporation and Donlin Gold LLC, and as it may be from time to time amended, and any replacement thereof or substitution therefor.

“Majority Approval” means a simple majority of the total votes entitled to be cast by the Voting Representatives (based on the Members’ respective Voting Percentage Interests) present at a meeting of the Board duly called at which a quorum (as determined in accordance with Section 7.3(b)) was present or represented, and shall also include approval by an instrument in writing signed by all representatives on the Board.

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“Mediation” has the meaning set forth in Section 16.1(a).

“Member” means each of Paulson and NovaGold (each an “Initial Member”) and each Person who or which hereafter acquires a Membership Interest and is admitted as a Member.

“Membership Interest” means, with respect to any Member: (a) that Member’s status as a Member; (b) that Member’s Capital Account and share of the profits, losses, and other items of income, gain, loss, deduction, and credits of, and the right to receive distributions (liquidating or otherwise) from, the Company under the terms of this Agreement; (c) all other rights, benefits and privileges enjoyed by that Member in its capacity as a Member, including that Member’s rights to vote, consent and approve those matters described in this Agreement; and (d) all obligations, duties and liabilities imposed on that Member under this Agreement in its capacity as a Member.

“Mining” means the mining, extracting, producing, handling, milling or other processing of Products.

“Mining Venture Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“MIPA” has the meaning set forth in the introductory paragraph to this Agreement.

“NEPA” means the National Environmental Policy Act of 1969, 42 U.S.C. § 4321 et seq., as amended.

“Net Proceeds” means an amount defined, calculated and paid as provided in Exhibit D, which shall become payable to a resigning Member in accordance with Section 6.5, on the terms and conditions and subject to the limitations set forth in such Section.

“NI 43-101” has the meaning set forth in Section 17.4.

“Notice” has the meaning set forth in Section 18.1.

“NovaGold” has the meaning set forth in the introductory paragraph to this Agreement.

“Officers” means the officers of the Company designated by the Board in accordance with Section 8.2.

“Operations” means the activities carried out by the Company under this Agreement.

“Paulson” has the meaning set forth in the introductory paragraph to this Agreement.

“Percentage Interest” means the percentage interest of a Member in certain allocations of profits and losses and other items of income, gain, loss or deduction and certain distributions of cash or property, representing the Membership Interest of a Member in the Company, as such interest may from time to time be adjusted hereunder. Percentage Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%). Decimals of .005 or more shall be rounded up, decimals of less than .005 shall be rounded down. The initial Percentage Interests of the Members are set forth in Section 6.1.

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“Permitting” means all actions reasonably necessary to obtain all rights, licenses, approvals, permits, and authorizations reasonably necessary to construct and operate a Project substantially as contemplated by the Feasibility Study.

“Person” means a natural person, any general partnership (including a limited liability partnership), limited partnership (including a limited liability limited partnership), limited liability company, corporation, joint venture, trust, business trust, cooperative, association or any foreign trust or foreign business organization.

“PR” has the meaning set forth in Exhibit C.

“Prime Rate” means the interest rate quoted as “Prime” by J.P. Morgan Chase & Co., New York, at its head office, as said rate may change from day to day (which quoted rate may not be the lowest rate at which such bank loans funds).

“Processed Products” means Products that have been delivered by the Company to a refinery, smelter or other processor and subsequently refined, smelted or otherwise treated to produce a mineral product in a form that is commonly sold, including gold bullion and silver bullion. For the avoidance of doubt, “Processed Products” does not include Products in the form of doré bullion.

“Products” means all ores, minerals and mineral resources produced from the Properties under this Agreement, and includes Processed Products until such Processed Products are distributed to the Members as provided in Section 11.1.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Company for a Calendar Year or any longer period.

“Project” means a mine or mines and related facilities constructed on the Properties by the Company.

“Properties” means those interests in real property (including mineral rights) described in Part 1, Part 2, Part 3 and Part 4 of Exhibit A together with all other interests in real property (including mineral rights), fixtures and improvements and all easements, rights-of-way, water rights, and all other appurtenances within the Area of Interest which are acquired and held subject to this Agreement.

“Qualified Person” has the meaning set forth in NI 43-101, as the same may be modified from time to time.

“Secretary of State” means the secretary of state of the State of Delaware.

“S-K 1300” means Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, as amended from time to time.

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“Special Approval” means approval by sixty percent (60%) or more of the total votes entitled to be cast by the Voting Representatives (based on the Members’ respective Voting Percentage Interests) present at a meeting of the Board duly called at which a quorum (as determined in accordance with Section 7.3(b)) was present or represented, and shall also include approval by an instrument in writing signed by all representatives on the Board.

“Spot Price” shall have the following meanings: (a) in the case of refined gold, Spot Price means the London Bullion Market Association P.M. Gold Fix, (b) in the case of refined silver, Spot Price means the London Bullion Market Association Silver Fix, and, (c) in all other cases, Spot Price means the price at which the particular Processed Product could be sold for immediate delivery as specified and published or made available by a source generally accepted and used in the mining industry for such purposes.

“Surface Use Agreement” means the Revised and Restated Surface Use Agreement dated effective June 6, 2014, between The Kuskokwim Corporation, an Alaska corporation and Donlin Gold LLC, a Delaware limited liability company, as it may be from time to time amended, and any replacement thereof or substitution therefor.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, capital stock, franchise, withholding, social security, unemployment, disability, property, sales, use, transfer, registration, value added, estimated or other tax, or any other assessment, by any Governmental Authority of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed.

“Technical Report” a report prepared, filed and certified in accordance with this Agreement, NI 43-101 and S-K 1300.

“Transfer” means to sell, grant, assign, encumber, pledge or otherwise commit or dispose of. With respect to a Membership Interest or any economic interest therein, a Transfer also shall include the transfer of a direct or indirect or beneficial equity interest in a Member if the transfer, either alone or in conjunction with other such transfers made after the transferor first became a Member, results in a change in control of such Member. For purposes hereof, “change in control” means, with respect to a Member: (i) a transfer, directly or indirectly (including by merger), of all or substantially all of the assets of such Member (including a transfer in liquidation of such Member); or (ii) the transfer, directly or indirectly, of at least fifty-one (51%) or more of the voting interests in such Member, whether by sale, merger, consolidation or contract. For purposes hereof, “change in control” does not include a change in control of the ultimate corporate parent of either Member.

“Treasury Regulations” or “Treas. Regs.” means regulations issued by the United States Department of Treasury under the Code. Any reference herein to a specific section or sections of the Treasury Regulations shall be deemed to include a reference to any corresponding provision of future regulations under the Code.

“Unanimous Approval” means the affirmative vote of all votes entitled to be cast by the Voting Representatives present at a meeting of the Board duly called at which a quorum (as determined in accordance with Section 7.3(b)) was present or represented, and shall also include approval by an instrument in writing signed by all representatives on the Board.

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“United States” means the United States of America and its territories and possessions.

“Voting Percentage Interest” means, in respect of a Member, the percentage that is equal to such Member’s Participating Interest from time to time, (a) in the case of NovaGold, less an absolute 10% and (b) in the case of Paulson, plus an absolute 10%, it being acknowledged that as of the Effective Date the Voting Percentage Interest of each Member is equal to fifty percent (50%); provided that for so long as NovaGold and Paulson are both Members, NovaGold’s Voting Percentage Interest shall not be less than 10% and Paulson’s Voting Percentage Interest shall not be more than 90%

“Voting Representative” means the representative of a Member on the Board who is entitled to cast all of the votes of such Member, determined as provided in Section 7.2(a).

1.2              Rules of Construction. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to articles, sections and exhibits, unless the context requires a different construction, shall be deemed to be references to the articles and sections of this Agreement and the exhibits attached hereto and made a part hereof. In this Agreement, unless a clear contrary intention appears, the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. Words, terms and phrases used, but not specifically defined, in this Agreement shall have the meanings commonly ascribed to such words, terms or phrases. The headings of the various articles and sections of this Agreement are for convenience only and shall not affect the meaning of the terms and conditions of this Agreement. No provision of this Agreement shall be interpreted or construed against any party solely because that party or its legal representative drafted such provision.

ARTICLE II
REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS

2.1              Capacity of Members. As of the Effective Date, each of the Members represents and warrants as follows:

(a)               it is an entity duly incorporated or formed and in good standing in its jurisdiction of incorporation or formation and is qualified to do business and is in good standing in those jurisdictions where such qualification is necessary in order to carry out the purposes of this Agreement;

(b)               it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)               it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

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(d)               this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

2.2              Record Title.

(a)               All right, title and interest in and to the Assets shall be held by the Company.

(b)               By virtue of the conversion of the joint venture created by the Mining Venture Agreement into the Company, the Company holds title to all of the JV Assets that were held by the joint venture created by the Mining Venture Agreement. The Members acknowledge that (i) the terms of the Mining Venture Agreement provided that record title to the JV Assets were to be held by Barrick and NovaGold as tenants in common subject to the Mining Venture Agreement and (ii) the terms of the Barrick-NovaGold LLC Agreement provided that each of Barrick and NovaGold were to take any and all actions necessary to transfer all of its right, title and interest in and to the JV Assets to the Company. Subject to Section 2.2(c), the Company shall own all legal and beneficial right, title and interest in and to the JV Assets, which shall be Assets under this Agreement.

(c)               If a Member or any of its Affiliates at any time holds any legal or beneficial right, title or interest in all or any portion of the JV Assets for any reason, such Member shall hold all of its legal and beneficial right, title and interest in such JV Asset for the sole and exclusive benefit of the Company. The Members shall make all reasonable efforts to effectuate the transfer to the Company of legal and beneficial right, title and interest in and to all JV Assets to the Company under this Section 2.2(c).

2.3              Loss of Title. Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Business Account.

2.4              No Other Representations and Warranties. WITHOUT DEROGATING FROM ANYTHING CONTAINED IN THE MIPA, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTIONS 2.1 AND THE OBLIGATIONS IN RESPECT OF THE JV ASSETS AND THE ASSETS SET FORTH IN SECTION 2.2, THE MEMBERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND THERE ARE NO IMPLIED CONDITIONS IN RESPECT OF THE JV ASSETS OR ANY ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTIBILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES OR CONDITIONS ARE HEREBY EXPRESSLY DISCLAIMED. THE MEMBERS HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN SECTIONS 2.1 AND 2.2, THE COMPANY HOLDS THE ASSETS ON AN “AS IS, WHERE-IS” BASIS.

ARTICLE III
NAME, PURPOSES AND TERM

3.1              General. The Company has been duly organized pursuant to the Act by the filing of the Certificate of Formation with the Secretary of State. The Members agree that all of their rights with respect to the Company and all of the Operations shall be subject to and governed by this Agreement. To the fullest extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that is also provided for in the Act.

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3.2              Name. The name of the Company shall be Donlin Gold LLC. The General Manager shall accomplish any filings or registration required by applicable statutes where the Company conducts any Operations.

3.3              Purposes. The Company is formed for the following purposes and for no others, and shall serve as the exclusive means by which the Members, or either of them, accomplish such purposes:

(a)               to conduct Exploration within the Properties and the Area of Interest,

(b)               to acquire additional property within the Area of Interest,

(c)               to evaluate the possible Development of the Properties,

(d)               to conduct the Permitting necessary or required to construct and operate the Project,

(e)               to engage in Development and Mining Operations on the Properties,

(f)                to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties, and

(g)               to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

3.4              Limitation. Unless approved by Unanimous Approval the Operations shall be limited to the purposes described in Section 3.3, and nothing in this Agreement shall be construed to enlarge such purposes.

3.5              Effective Date and Term.

(a)               This Agreement shall be effective as of the Effective Date.

(b)               The term of the Company shall be perpetual, unless earlier terminated pursuant to Section 12.1.

3.6              Registered Agent; Offices. The initial registered office and registered agent of the Company shall be as set forth in the Company’s Certificate of Formation. The Board may from time to time designate a successor registered office and registered agent and may amend the Certificate of Formation to reflect any such change. The location of the principal place of business of the Company shall be at such location in the United States as the Board shall from time to time select.

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ARTICLE IV
RELATIONSHIP OF THE MEMBERS

4.1              No State-Law Partnership. Nothing contained in this Agreement shall be deemed to constitute either Member the partner of the other, or to create any mining, commercial or other partnership (other than a partnership for federal and state tax purposes). Except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Members, neither Member, solely by virtue of being a Member, shall have any authority to act for the Company or another Member or to assume any obligation or responsibility on behalf of the Company or the other Member.

4.2              Federal Tax Elections and Allocations. The Company shall be treated as a partnership for federal income tax purposes. Tax elections and allocations shall be made as set forth in Exhibit C.

4.3              State Income Tax. The Members also agree that, to the extent permissible under applicable Law, their relationship shall be treated for state income tax purposes in the same manner as it is for Federal income tax purposes.

4.4              Tax Returns. The PR shall prepare and shall file, after approval of the Board and the other Member, any tax returns or other tax forms required.

4.5              Other Business Opportunities. Except as expressly provided in this Agreement: (a) each Member shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other; and (b) the doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Member. Neither Member shall have any obligation to any Member or the Company with respect to any opportunity to acquire any property outside the Area of Interest at any time, or, except as otherwise provided in Section 12.4, within the Area of Interest after the termination of the Company. Unless otherwise agreed in writing, neither Member shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by such Member.

4.6              Waiver of Right to Partition. The Members hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by statute.

4.7              Transfer of Membership Interests. Except as otherwise provided in this Agreement, neither Member shall Transfer all or any part of its Membership Interest.

4.8              Implied Covenants; No Additional Duties. There are no implied covenants contained in this Agreement other than those of the contractual covenant of good faith and fair dealing. No Member or representative of a Member on the Board shall have any fiduciary or other duties to the Company or the other Member except as specifically provided by this Agreement, and such representatives and the Members’ duties and liabilities otherwise existing at law or in equity (including the duty of loyalty and the duty of care) are restricted and eliminated by the provisions of this Agreement to those duties and liabilities specifically set forth in this Agreement. Notwithstanding any contrary provision of this Agreement, in carrying out any duties hereunder, representatives on the Board and the Members shall not be liable to the Company nor to any Member for breach of any duty for the representative’s or any such Member’s good faith reliance on the provisions of this Agreement, the records of the Company, or such information, opinions, reports or statements presented by the other Member, the General Manager, any other Officer or employee of the Company, or the Board or other committee of the Company, or by any other Person as to matters such Member or the representative reasonably believes are within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.

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4.9              Liabilities; Indemnification.

(a)               No Member of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether such liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member of the Company.

(b)               The Company shall indemnify, defend and hold harmless each Member and their respective directors, officers, employees, agents and attorneys from and against any and all third party losses, Claims, damages and liabilities arising out of or relating to (i) the Company or the Operations, including Environmental Liabilities and Continuing Obligations, (ii) any Properties assigned to a Member as an objecting Member pursuant to Section 14.1, but only to the extent arising out of or relating to Operations, including Environmental Liabilities and Continuing Obligations, conducted prior to the date of such assignment, and (iii) any reimbursements by one Member to the other Member of any of the foregoing pursuant to Section 6.6, except in any case of clauses (i) through (iii) above to the extent such losses, Claims, damages or liabilities arise out of or result from any conduct described in any of clauses (i) through (iii) of Section 4.9(c) below. In all cases of this Section 4.9(b) and without limiting Section 6.6, indemnification shall be provided only out of and to the extent of the net assets of the Company and no Member shall have any personal liability whatsoever on account thereof. Notwithstanding the foregoing, the Company’s indemnification pursuant to this Section 4.9(b) as to third party Claims shall be only with respect to such loss, liability or damage that is not otherwise compensated by insurance.

(c)               Subject to Section 4.8, each Member shall indemnify, defend and hold harmless the Company, the other Member and its Affiliates, and its and their respective directors, officers, employees, agents and attorneys from and against any and all losses, Claims, damages and liabilities arising out of or relating to (i) any unauthorized act or any assumption of liability by the indemnifying Member, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the Company or the other Member, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Members, (ii) any breach by such Member of any of its representations or warranties set forth in this Agreement or (iii) any breach by such Member of any covenant contained in this Agreement caused by or attributable to such Member’s willful misconduct or gross negligence.

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(d)               NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PERSON OTHER THAN A MEMBER SHALL HAVE THE RIGHT TO ENFORCE ANY REPRESENTATION OR WARRANTY OF A MEMBER OR THE COMPANY HEREUNDER, OR ANY OBLIGATION OF A MEMBER TO CONTRIBUTE CAPITAL HEREUNDER, TO FUND CONTINUING OBLIGATIONS, TO REIMBURSE OR INDEMNIFY THE OTHER MEMBER HEREUNDER, AND SPECIFICALLY NEITHER THE COMPANY NOR ANY LENDER OR OTHER THIRD PARTY SHALL HAVE ANY SUCH RIGHTS, IT BEING EXPRESSLY UNDERSTOOD THAT THE REPRESENTATIONS AND WARRANTIES, AND THE CONTRIBUTION, REIMBURSEMENT AND INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLES II AND XIII AND SECTIONS 5.1, 5.2, 6.4, 6.6, 6.7, 9.9, 9.10, 10.2, 10.3, 12.4 AND 12.5 SHALL BE ENFORCEABLE ONLY BY A MEMBER AGAINST ANOTHER MEMBER (WHICH, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ARE IN ALL SUCH CASES FOR THE BENEFIT OF THE MEMBERS). FOR THE AVOIDANCE OF DOUBT, THE COMPANY SHALL BE BOUND BY ARTICLES II AND XIII AND SECTIONS 5.1, 5.2, 6.4, 6.6, 6.7, 9.9, 9.10, 10.2, 10.3, 12.4 AND 12.5, BUT SHALL HAVE NO RIGHT TO ENFORCE THOSE PROVISIONS AGAINST A MEMBER, SUCH RIGHTS BEING EXCLUSIVELY VESTED IN THE MEMBERS. ANY MEMBER MAY BRING A DIRECT ACTION AGAINST ANY OTHER MEMBER WITH RESPECT TO ANY OF ARTICLES II OR XIII OR SECTIONS 5.1, 5.2, 6.4, 6.6, 6.7, 9.9, 9.10, 10.2, 10.3, 12.4 OR 12.5 WITHOUT THE REQUIREMENT TO BRING A DERIVATIVE ACTION OR OTHERWISE SATISFY THE REQUIREMENTS OF SECTIONS 18-1001 THROUGH 18-1004 OF THE ACT OR OTHER SIMILAR REQUIREMENTS.

ARTICLE V
CONTRIBUTIONS BY MEMBERS

5.1              Members Initial Contributions. The Initial Contributions of the Members are deemed to be:

Paulson	$800,000,000
NovaGold	$1,200,000,000

5.2              Additional Cash Contributions. Subject to any election permitted by Section 6.3, the Members shall be obligated to contribute funds in proportion to their respective Percentage Interests to all adopted Programs and Budgets. If a Member fails to contribute to any adopted Program and Budget in at least the amount required to maintain its Percentage Interest equal to or greater than ten percent (10%), Section 6.5 shall apply.

5.3              Return of Contributions. No Member shall be entitled to the return of any part of its capital contributions or to be paid interest in respect of either its Capital Account or its capital contributions. No unrepaid capital contribution shall constitute a liability of the Company or any Member. A Member is not required to contribute or to lend cash or property to the Company to enable the Company to return either Member’s capital contributions. The provisions of this Section 5.3 shall not limit a Member’s rights or obligations under Article XII.

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ARTICLE VI
PERCENTAGE INTERESTS

6.1              Initial Percentage Interests. The Members shall have the following initial Percentage Interests:

Paulson	Forty Percent (40%)
NovaGold	Sixty Percent (60%)

6.2              Changes in Percentage Interests. A Member’s Percentage Interest shall be changed as follows:

(a)               as provided in Section 6.5; or

(b)               upon an election by a Member pursuant to Sections 6.3 and 9.8 to contribute less to an adopted Program and Budget than the percentage reflected by its Percentage Interest; or

(c)               in the event of default by a Member in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Member to invoke Section 6.4(b); or

(d)               upon the Transfer by a Member of all or less than all of its Membership Interest in accordance with Article XV; or

(e)               upon the issuance of additional Membership Interests in the Company with the unanimous approval of the Members.

6.3              Voluntary Reduction in Percentage Interest. A Member may elect, in the manner provided in Section 9.8, to limit its contributions to an adopted Program and Budget as follows:

(a)               to some lesser amount than its respective Percentage Interest; or

(b)               by not contributing any amount to the adopted Program and Budget.

If a Member elects, as permitted by this Section 6.3, to contribute to an adopted Program and Budget some lesser amount than its proportionate share of such Program and Budget based on its Percentage Interest, or not to contribute any amount, and the other Member elects to contribute the shortfall amount, the Percentage Interest of the Member electing to contribute a lesser amount or not at all shall be recalculated at the time of election to equal the result obtained by dividing: (i) the sum of (a) the deemed value of the Member’s Initial Contribution under Section 5.1, plus (b) the total of all of the Member’s additional contributions, plus (c) the amount, if any, the Member elects to contribute to the adopted Program and Budget; by (ii) the sum of (a), (b) and (c) above for both Members; and then multiplying the result by one hundred. The Percentage Interest of the other Member shall thereupon become the difference between one hundred percent (100%) and the recalculated Percentage Interest.

6.4              Default in Making Contributions.

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(a)               If a Member defaults in making a contribution required by an approved Program and Budget in respect of which as provided in Section 9.8 it has elected, or is deemed to have elected, to contribute, the non-defaulting Member may, in addition to all other rights and remedies available to it, advance the defaulted contribution on behalf of the defaulting Member and treat the same, together with any accrued interest, as a demand loan to the defaulting Member bearing interest from the date of the advance at the rate provided in Section 10.3. The failure to repay the loan upon demand shall be a default. A non-defaulting Member may elect any applicable remedy under Section 6.4(b) or Section 6.7 or any other rights and remedies available to such Member at law or in equity. All such remedies shall be cumulative and, except as otherwise provided here, the election of one or more remedies shall not waive the election of any other remedies.

(b)               If a Member defaults in making a contribution or in repaying a loan as required hereunder, the non-defaulting Member may, on not less than thirty (30) days prior Notice to the defaulting Member of its intention to exercise its rights under this Section 6.4 (b), elect, as its sole and exclusive remedy, with respect to any such default not cured within such thirty (30) day notice period, to have the defaulting Member’s Percentage Interest permanently reduced by a percentage equal to the percentage that is calculated as provided in Section 6.3, multiplied by one and one-half (1.5) for the first and second such default and multiplied by two (2.0) for the third and each subsequent such default. For the avoidance of doubt, in calculating the reduction in the Percentage Interest of a defaulting Member pursuant to this Section 6.4(b)(i), if the percentage reduction of the defaulting Member’s Percentage Interest under Section 6.3 is five percentage points (5.0%), then, upon election of the non-defaulting Member to exercise its rights under this Section 6.4(b)(i) with respect to the first and second default, the Percentage Interest of the defaulting Member shall be permanently reduced by seven and one-half percentage points (7.5%). Amounts treated as a loan pursuant to Section 6.4(a) and interest thereon shall be included in the calculation of the defaulting Member’s reduced Percentage Interest. The non-defaulting Member’s Percentage Interest shall, at such time, become the difference between one hundred percent (100%) and the further reduced Percentage Interest. Such reductions shall be effective as of the date of the default.

6.5              Elimination of Minority Interest. Each Initial Member covenants to make all contributions necessary to maintain a Percentage Interest of ten percent (10%) or more. If the Percentage Interest of a Member is reduced to less than ten percent (10%), a Member shall be deemed to have resigned from the Company within the context of the operation of Sections 18-306(2) and 18-502(c) of the Act and, as a consequence, shall have its entire Membership Interest cancelled for no consideration as provided in Section 12.2 of this Agreement, provided neither the Company nor the other Member shall have any other rights or remedy solely as a result of the resigning Member’s failure to maintain a Percentage Interest of ten percent (10%) or more. The Company shall pay the resigning Member a payment equal to five percent (5%) of Net Proceeds thereafter arising, if any; but such resigning Member shall have no right, title or interest in the Assets.

6.6              Continuing Obligations and Liabilities. Each Member shall be liable to the other Member to reimburse and pay to such other Member its respective share, based on Percentage Interests, of any and all third party losses, Claims, damages and liabilities arising out of or relating to (a) the Company or the Operations, including Environmental Liabilities and Continuing Obligations, incurred by such other Member, and (b) any Properties assigned to the other Member as an objecting Member pursuant to Section 14.1, but only to the extent arising out of or relating to Operations, including Environmental Liabilities and Continuing Obligations, conducted during the period that such Member held a Membership Interest. The reimbursement obligation of a Member under this Section 6.6 shall apply whether or not any such losses, Claims, damages or liabilities accrue before or after the resignation or deemed resignation of such Member, the Transfer by such Member of all or any portion of its Membership Interest, the dissolution or liquidation of the Company, or any reduction of such Member’s Percentage Interest, but in each case only to the extent not indemnified by the Company pursuant to Section 4.9(b), and not to the extent such losses, Claims, damages and liabilities arise out of conduct of the Member requesting reimbursement described in any of clauses (i) through (iii) of Section 4.9(c). For purposes of this Section 6.6, such Member’s share of such liability shall be equal to its Percentage Interest at the time such liability was incurred (or as to any such liabilities arising or existing prior to the Effective Date, such Member’s initial Percentage Interest). Any resignation or deemed resignation of a Member, any Transfer by such Member or all or any portion of its Membership Interest, or any reduction of a Member’s Percentage Interest under this Article VI shall not relieve such Member of its share of any such liability accruing before such resignation, Transfer or reduction. Notwithstanding the foregoing, the provisions of this Section 6.6 shall apply only in the case that the Member requesting reimbursement is finally determined to be personally liable for such losses, Claims, damages or liabilities, and shall not be construed as a waiver or reduction of the limitations under the Act or other applicable Law of the liability of a Member for Company obligations.

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6.7              Grant of Security Interest.

(a)               Each Member hereunder grants to the other a security interest in any interest it holds in the Properties, its Membership Interest, and any accessions thereto and any proceeds and products therefrom, to secure each and every obligation of such Member hereunder. Each Member hereby agrees to execute and deliver and authorizes the other to file and record all deeds of trusts, financing statements, continuation statements or other instruments necessary or desirable to perfect or effectuate the provisions hereof.

(b)               In connection with any foreclosure, transfer in lieu, or other enforcement of rights in the security interests granted in this Section 6.7, notwithstanding any contrary provision in Article XV, the acquiring Person shall, at the election of the remaining Member, automatically be admitted as a Member in the Company without any further action of the defaulting Member; provided, that the defaulting Member shall take all action that the non-defaulting Member may reasonably request to effectuate the admission of the transferee as a Member of the Company.

ARTICLE VII
BOARD

7.1              Organization and Composition.

(a)               The Members hereby establish a Board which shall be responsible for the management of the business and affairs of the Company. The Board shall determine overall policies, objectives, procedures, methods and actions of the Company. The Board initially shall consist of four (4) representatives. So long as an Initial Member maintains a Voting Percentage Interest of fifty percent (50%), each such Initial Member shall be entitled to appoint two (2) representatives to the Board; provided that in the event that the Voting Percentage Interest of an Initial Member decreases below twenty five percent (25%), such Initial Member shall be entitled to appoint only one representative on the Board and the other Initial Member shall be entitled to appoint three (3) representatives. Each Member may appoint one or more alternates to act in the absence of a regular representative. Any alternate so acting shall be deemed a representative on the Board of the appointing Member. A Member may replace one or more of its representatives or alternate representatives on the Board, by Notice to the other Members.

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(b)               One of the representatives of NovaGold shall serve as Chair of the Board for the term commencing on the Effective Date and ending December 31, 2025. A representative of Paulson shall serve as Chair of the Board for Calendar Year 2026. Thereafter, the position of Chair of the Board shall be held for a period of a Calendar Year alternatively by a representative appointed by NovaGold and then a representative appointed by Paulson.

(c)               The Chair of the Board shall preside at meetings of the Board. Except with respect to those matters requiring Majority Approval set forth in Section 7.6, the Chair of the Board shall be entitled, in the event of a tie vote on the Board, to cast the deciding vote in any matter which is required to be decided by Majority Approval. For the avoidance of doubt, the entitlement of the Chair to cast a deciding vote as provided in this Section 7.1(c) shall not apply to any matter that must be determined by Special Approval or Unanimous Approval.

(d)               Representatives on the Board shall not be considered managers under the Act in such capacity, but derive all of their right, power and authority from the Members. No Member or representative of a Member on the Board shall have the power or authority in its individual capacity to bind the Company. All documents and instruments executed on behalf of the Company shall be signed by the General Manager or an Officer, employee or agent of the Company to whom the Board has delegated the necessary general or specific authority.

7.2              Decisions.

(a)               Each Member, acting through its appointed representatives on the Board shall have the number of votes on all matters presented for decision by the Board equal to such Member’s Voting Percentage Interest. All of the votes that the representatives of a Member are entitled to cast at any meeting of the Board shall be cast by the Voting Representative of that Member and no other representative of such Member shall be entitled to vote on any matter. At each meeting of the Board at which more than one representative of a Member is present, the representatives of such Member shall designate one such representative as the Voting Representative. If only one representative of a Member is present at a meeting of the Board, that representative shall be the Voting Representative. For the avoidance of doubt, the Voting Representative of a Member with a fifty percent (50%) Voting Percentage Interest would be entitled to cast fifty (50) votes and the Voting Representative of a Member with a forty-six and 32/100ths (46.32%) Voting Percentage Interest would be entitled to cast forty-six and 32/100ths (46.32) votes.

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(b)               Except as provided in Section 7.5 or expressly provided in any other Section of this Agreement, all decisions or actions of the Board shall require a Majority Approval.

(c)               The matters and actions set forth in Section 7.5(a) shall require Special Approval of the Board.

(d)               The matters and actions set forth in Section 7.5(b) shall require Unanimous Approval of the Board.

7.3              Meetings.

(a)               The Board shall meet as required by the Agreement or as otherwise needed, but not less frequently than once each quarter during each Calendar Year. Meetings of the Board shall be held at Anchorage, Alaska or at such other site in the United States as the Board may from time to time determine. The Chair shall give not less than twenty (20) days’ prior Notice to the Members of such regular meetings. Additionally, either Member may call a special meeting upon not less than twenty (20) day’s prior Notice to the Chair of the Board and the other Member. In case of emergency, reasonable notice of a special meeting shall suffice.

(b)               There shall be a quorum at any meeting of the Board if at least one representative (whether a regular representative or an alternate representative acting on behalf of a regular representative) of each Member is present. Notwithstanding the foregoing, if at the time scheduled for a meeting a quorum is not present or represented because at least one representative appointed by one of the Members is not in attendance or represented, then (i) the meeting shall be adjourned to the same time and place forty-eight (48) hours later, provided, however, if such adjournment would fall on a day that is not a Business Day, then the meeting shall be adjourned to the same time and place on the first Business Day following such forty-eight (48) hour period, and (ii) Notice of the adjourned meeting shall be given to both Members and all representatives. If at the first adjourned meeting a quorum is still not present or represented because at least one representative appointed by one of the Members is not in attendance or represented, then (i) the meeting shall be further adjourned to the same time and place forty-eight (48) hours later, provided, however, if such adjournment would fall on a day that is not a Business Day, then the meeting shall be adjourned to the same time and place on the first Business Day following such forty-eight (48) hour period, (ii) Notice of the further adjourned meeting shall be given to both Members and all representatives, and (iii) at such further adjourned meeting a quorum shall not require the attendance of a representative appointed by the Member whose representative(s) failed to attend the first Board meeting or the first adjourned Board meeting.

(c)               Each Notice of a meeting of the Board shall include an itemized agenda prepared by the Chair of the Board in the case of a regular meeting, or prepared by the Member calling the meeting in the case of a special meeting (including any agenda items requested by the other Members), but any matters may be considered with the consent of both Members. In the case of adjourned meetings due to lack of a quorum, the Board may act only on those items included in the Notice of the meeting to which the adjourned meeting relates.

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(d)               Meetings of the Board may be held by means of conference telephone or other communications equipment by means of which all representatives on the Board participating in the meeting can hear each other, and participation in a meeting by such communications equipment shall constitute presence in person at the meeting. Neither Member shall record any of the proceedings of the Board without the express prior written consent of the other Member.

(e)               The Chair of the Board shall cause written minutes of all meetings to be prepared and distributed to the Members within fifteen (15) days after the meeting. The Members shall have ten (10) Business Days from the date of receipt of a copy of the minutes to raise objections to the minutes by Notice to the Chair. If no objection to the minutes is made by a Member within such ten (10) Business Day period, such minutes shall be binding on the Members and the Board. If a Member raises objections to the minutes, such Member shall provide in writing a reasonable alternative to the provisions in the minutes distributed by the Chair and the Members shall attempt to revise the minutes, taking into account the objections raised and the alternative provisions proposed. If the Members do not agree on the minutes of the meeting within thirty (30) days after delivery of the Notice from the objecting Member, the minutes of the meeting as prepared by the Chair together with the proposed changes submitted by the objecting Member shall collectively constitute the record of the meeting.

(f)                If personnel employed in operations of the Company are required to attend a Board meeting, reasonable costs incurred in connection with such attendance shall be a Company cost. All other costs of attending and participating in meetings of the Board shall be paid by the Members individually.

(g)               Experts and advisors of a Member shall be entitled to attend a Board Meeting with representatives of the Member on prior written Notice to the other Member, provided such experts and advisors shall be subject to the provisions of Article XVII.

7.4              Action Without Meeting. Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting and without prior Notice if the action is evidenced by a written consent describing the action taken, signed by the representative or representatives on the Board having the requisite Percentage Interest to take such action; provided that Notice of all actions taken by less than unanimous written consent shall be provided to all representatives of the Board (other than representatives of the Board executing such consent) not later than two (2) Business Days after the taking of such action. Action taken under this Section 7.4 shall be effective when representatives of the Board holding the requisite Percentage Interest have signed the consent, unless the consent specifies a different effective date.

7.5              Matters Requiring Special Approval or Unanimous Approval.

(a)               The following matters shall require Special Approval by the Board:

(i)                 the adoption of a Construction Program and Budget;

(ii)                subject to Section 9.10, any variations to an approved Construction Program or Budget resulting in an increase of ten percent (10%) or more in the aggregate costs of such approved Construction Program or Budget;

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(iii)               a decision to institute litigation or arbitration or to settle a dispute with any Person in cases where the amount in controversy exceeds Two Million Dollars ($2,000,000);

(iv)               any transaction (including any non-clerical amendment to any existing agreement) between the Company and either Member or an Affiliate of either Member; and

(v)                any distribution of cash pursuant to Section 11.2.

(b)               The following matters shall require Unanimous Approval by the Board:

(i)                any amendment to the Certificate of Formation or this Agreement;

(ii)               any adoption, approval or recommendation of any plan of complete or partial liquidation, merger, spin-off, or consolidation of the Company;

(iii)              any incurrence of debt by the Company, other than the incurrence of trade debt in the ordinary course or the procurement of any letters of credit required in the ordinary course, in both cases under this proviso, consistent with an approved Program and Budget;

(iv)              any Encumbrance of the Properties or any material Asset, other than (A) liens imposed by a Law or by this Agreement, or (B) arising in the ordinary course of business as contemplated by an approved Program and Budget; and

(v)               subject to Law, any filing of a petition or application by the Company relating to bankruptcy, insolvency, readjustment of debt, moratorium on payments or creditors’ rights;

(vi)             the sale or other disposition of a material portion of the Assets other than in the ordinary course;

(vii)            any decision to conduct activities outside of the purposes for which the Company was formed as set forth in Section 3.3; and

(viii)           the approval of any material change to the Accounting Procedures as set forth on Exhibit B, the Tax Matters as set forth on Exhibit C or the Net Proceeds calculation as set forth on Exhibit D.

7.6              Matters Requiring Majority Approval – Not Subject to Casting Vote . The following matters shall require Majority Approval of the Board, but shall NOT be subject to the ability of the Chair of the Board to break a tie vote as provided in Section 7.1(c):

(a)               [intentionally deleted]

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(b)               the adoption or amendment of any Program and Budget other than a Construction Program and Budget;

(c)               any adoption of an updated Feasibility Study in accordance with Section 9.2;

(d)               any material modification to the Feasibility Study;

(e)               the decision of the Board referred to in Section 9.5(b);

(f)                subject to Sections 9.9 and 9.10, any variances to an approved Program and Budget (other than a Construction Program and Budget) resulting in an increase of ten percent (10%) or more in the aggregate costs of such approved Program and Budget;

(g)                any determination to expand operations for the Project where such expansion or suspension would have an aggregate cost in any Calendar Year in excess of Ten Million Dollars ($ 10,000,000); and

(h)                the appointment or removal of the General Manager or an Officer of the Company except as otherwise provided herein.

7.7              Non-Delegable Duties of the Board. The Board shall have the right to delegate the power and authority for the management of the business and affairs of the Company to the General Manager and to certain other Officers of the Company, except for the following, which shall be non-delegable:

(a)               approval of any contract or agreement which commits the Company to expenditures in excess of Two Million Dollars ($ 2,000,000) in any Calendar Year, except in accordance with an adopted Program and Budget; or

(b)               any matter which pursuant to the terms of this Agreement expressly requires action by the Board.

ARTICLE VIII
GENERAL MANAGER, OTHER OFFICERS AND TECHNICAL COMMITTEE

8.1              General Manager.

(a)               As of the Effective Date, the General Manager is Todd Dahlman. In the event of a vacancy following the Effective Date, the Board, by Majority Approval, shall appoint a replacement General Manager of the Company. The General Manager shall be an employee of the Company or a seconded employee of a Member, but shall not be a representative of a Member on the Board. The General Manager shall have responsibility for general management of the day-to-day business and affairs of the Company in accordance with the powers and authority delegated to the General Manager by the Board and this Agreement and subject to the supervision and control of the Board. The General Manager shall have no power or authority to bind the Company except to the extent specifically delegated by the Board.

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(b)               [intentionally deleted]

(c)               The General Manager shall serve until his or her resignation, death or removal by Majority Approval of the Board. The General Manager may resign at any time by giving Notice of resignation to the Board. Such resignation shall take effect when the Board, by Majority Approval, has appointed a replacement General Manager. The Board may, with or without cause, remove the General Manager at any time by Majority Approval of the Board, provided that the Board shall remove the General Manager on the written request of any Member or Members holding, in the aggregate, Voting Percentage Interests of not less than 50%.

(d)               [intentionally deleted]

(e)               The General Manager shall not serve as a representative of a Member on the Board.

8.2              Duties of General Manager. The General Manager shall have the powers and responsibilities expressly delegated to him or her by the Board. The General Manager shall manage, direct and control the day to day conduct of Operations in a manner consistent with adopted Programs and Budgets. The General Manager shall implement the decisions of the Board. Notwithstanding the foregoing and anything to the contrary in this Agreement, for so long as Paulson and/or its Affiliates are subject to potential adverse tax consequences (whether directly through ownership of a Membership Interest, or indirectly through equity ownership of NovaGold or its Affiliates) under Section 4943 of the Code and its corresponding Treasury Regulations (or any successor or equivalent regulation, collectively, “Section 4943”) by reason of Paulson’s ownership of its Membership Interest, the General Manager shall take (or refrain from taking) and shall cause the Company to take (or refrain from taking) any and all actions as Paulson may from time to time reasonably request in writing (in the manner contemplated by Section 18.1 of this Agreement) as required to ensure that Paulson and its Affiliates remain compliant with Section 4943. Each other party to this Agreement shall, upon request, reasonably cooperate with the General Manager and the Company to ensure compliance with Paulson’s reasonable requests pursuant to this Section 8.2.

8.3              Officers. In addition to the General Manager, the Board from time to time, by Majority Approval, may appoint such other Officers as the Board deems convenient for the efficient management and operation of the Company. Officers of the Company shall be employees of the Company or seconded employees of the Members or their Affiliates, and shall not serve as representatives of a Member on the Board. Any Officers of the Company shall have the powers and authority delegated to such Officers by the Board or the General Manager. No Officer shall have the power or authority to bind the Company except to the extent specifically delegated by the Board or the General Manager. An Officer shall serve until his or her resignation, death or removal by the Board. Any Officer may resign at any time by giving Notice of resignation to the Board or the General Manager. Such resignation shall take effect when the Notice is received by the Board or the General Manager unless the Notice specifies a later effective date. The Board may, with or without cause, remove any Officer at any time by Majority Approval and shall remove any Officer on the written request of any Member or Members holding, in the aggregate, Voting Percentage Interests of not less than 50%.

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8.4              Technical Committee.

(a)               The Members hereby establish a Technical Committee which shall act in an advisory capacity only as requested by the Board or the General Manager or otherwise provided in this Agreement. The Technical Committee shall have no authority or power to determine any policies, objectives, procedures, methods and actions of the Company. The Technical Committee initially shall consist of four (4) representatives. So long as an Initial Member maintains a Voting Percentage Interest of fifty percent (50%), each such Initial Member shall be entitled to appoint two (2) representatives to the Technical Committee; provided that in the event that the Voting Percentage Interest of an Initial Member decreases below twenty five percent (25%), such Initial Member shall be entitled to appoint only one representative on the Technical Committee and the other Initial Member shall be entitled to appoint three (3) representatives. Each Member may appoint one or more alternates to act in the absence of a regular representative. Any alternate so acting shall be deemed a representative on the Technical Committee of the appointing Member. A Member may replace one or more of its representatives or alternate representatives on the Technical Committee by Notice to the other Members. The representatives of the Members on the Technical Committee shall not serve as representatives of a Member on the Board.

(b)               The Technical Committee shall assist, as reasonably requested by the General Manager, in the preparation of a Feasibility Study.

(c)               The Chair of the Technical Committee shall be appointed to serve for a term of one Calendar Year each time the Chair of the Board is changed as provided in Section 7.1(b) by the Member whose representative is not the incoming Chair of the Board, provided, that NovaGold shall appoint the Chair of Technical Committee to serve until December 31, 2026. The Technical Committee shall meet at such time or times as the Chair of the Technical Committee may determine on not less than ten (10) days’ Notice to the members of the Technical Committee.

ARTICLE IX
PROGRAMS AND BUDGETS

9.1             Initial Program and Budget. The Initial Program and Budget, a copy of which has been provided to and reviewed by the Members, shall apply from the Effective Date until December 31, 2025. During such period, unless and until the Initial Program and Budget is amended or replaced in accordance with Section 7.6(b), (i) all cash calls shall be made on the basis of the Initial Program and Budget, and (ii) Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to the Initial Program and Budget.

9.2              Feasibility Study. The Board may, by Majority Approval, adopt an updated feasibility study in respect of the Project.

9.3              [Intentionally Deleted].

9.4              Construction Program and Budget.

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(a)               At any time after the Construction Decision Trigger Date, either Member or the General Manager may propose that the Company construct a mine on the Properties by delivering to the other Member and to the Board a proposed Construction Program and Budget. The Members acknowledge that the Construction Decision Trigger Date may occur before a record of decision and all necessary permits, approvals and authorizations to construct and operate a mine have been issued. Therefore, it is possible that any such record of decision or applicable permits, authorizations or approvals may be successfully challenged by third parties after delivery of the proposed Construction Program and Budget requiring a change in such Construction Program and Budget.

(b)               Within ninety (90) days following receipt of a proposed Construction Program and Budget the Board will meet to consider the proposal. If at such meeting the Board, by Special Approval, approves the proposed Construction Program and Budget, or some modified version thereof, with or without conditions, the Company shall proceed to implement the finalized Construction Program and Budget. Until the Board has approved a Construction Program and Budget by Special Approval, Operations shall be conducted in accordance with the approved Program and Budget then in effect, or if no such Program and Budget is then in effect, then until a Construction Program and Budget or other Program and Budget is approved by the Board in accordance with this Agreement, unless the Board otherwise determines by Majority Vote:

(i)               the Company shall conduct Operations and incur expenses necessary to preserve the Assets; and

(ii)              such Operations shall be funded by the Members making additional capital contributions to the Company in proportion to their respective Percentage Interests.

9.5              Other Programs and Budgets.

(a)               For all periods not included within the Initial Program and Budget or a Construction Program and Budget, the General Manager shall, on or before October 1 each year, prepare and submit to the Board a proposed Program and Budget for the ensuing Calendar Year. For the avoidance of doubt, such periods include the period prior to the adoption of a Construction Program and Budget, and the period after the completion of a Construction Program and Budget. Each such proposed Program and Budget shall be in a form and degree of detail sufficient to reasonably inform the Board of the proposed actions and costs thereof. Notwithstanding the provisions of this Section 9.5(a), the initial proposed Program and Budget following the completion of the Construction Program and Budget shall cover only the remainder of the Calendar Year in which the Construction Program and Budget ends and the General Manager shall prepare and submit to the Board a proposed Program and Budget for such period no later than twenty (20) days prior to the start of such period. If the General Manager does not prepare or submit a proposed Program or Budget within the time periods specified in this Section 9.5(a), either Member may prepare and submit a proposed Program or Budget to the Board for approval.

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(b)               Subject to Section 9.4, unless the Board otherwise determines by Majority Vote, if Board fails to adopt a Program and Budget at a meeting called to consider a proposed Program and Budget at which a quorum is present:

(i)               after the expiration of the current adopted Program and Budget and until a new Program and Budget is adopted by the Board, the Company shall conduct Operations and incur expenses necessary to preserve the Assets;

(ii)              such Operations shall be funded by the Members making additional capital contributions to the Company in proportion to their respective Percentage Interests at the time the preceding adopted Program and Budget expired; and

(iii)            the General Manager shall promptly prepare and submit to the Board a revised proposed Program and Budget, taking into account any instructions from the Board.

9.6              Operations Pursuant to Programs and Budgets. Except as otherwise provided in Section 9.10, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets. Each Program and Budget adopted pursuant to this Agreement shall budget and provide for reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

9.7              Preliminary Review of Proposed Programs and Budgets. Within twenty (20) days following receipt of a proposed Program and Budget from the General Manager or from a Member as provided in Section 9.5, the Board shall meet to conduct a preliminary review of the proposed Program and Budget. The General Manger shall attend such meeting. Prior to the meeting the General Manger shall promptly respond to all reasonable inquiries from Members for information, data, analyses or other matters concerning the proposed Program and Budget.

9.8              Approval of Programs and Budgets and Election to Participate.

(a)               The Board shall meet to consider the adoption of proposed Programs and Budgets as follows:

(i)               with respect to all proposed Programs and Budgets submitted to the Board pursuant to Section 9.5, following the date on which both Members have received the necessary corporate authority to vote on the proposed Program and Budget, but in no event later than December 15; and

(ii)              with respect to a proposed Construction Program and Budget, as provided in Section 9.4(b).

(b)               During a Board meeting at which a Program and Budget was adopted, a Member may elect to contribute to such Program and Budget in some lesser amount than its respective Percentage Interest, or may elect not to contribute any amount, in which cases its Percentage Interest shall be recalculated as provided in Article VI. If a Member fails to make such an election at such Board meeting, the Member shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Percentage Interest as of the beginning of the period covered by the Program and Budget. Each Member shall be deemed to have elected to contribute to the Initial Program and Budget in proportion to its respective Percentage Interest as of the Effective Date.

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(c)               If a Member elects pursuant to Section 9.8(b) not to contribute to an adopted Program and Budget or to contribute in some lesser amount than its respective Percentage Interest, the other Member may, at the same Board meeting at which such election was made, elect to withdraw its votes in favor of the adopted Program and Budget and if such withdrawal results in fewer votes in favor of the Program and Budget than are required to adopt it, to require a new vote on the proposed Program and Budget.

9.9             Budget Overruns; Program Changes. The General Manager shall immediately notify the Board of any material departure from an adopted Program and Budget. Overruns of ten percent (10%) or less of the amount of a Budget shall be borne by the Members in proportion to their respective Percentage Interests as of the time the overrun occurs. Subject to Section 9.10, overruns of more than ten percent (10%) of a Budget may only be authorized by the Board as provided in Section 7.5(a) or Section 7.6, as applicable.

9.10          Emergency or Unexpected Expenditures. In case of emergency, the General Manager may take any reasonable action he or she deems necessary to protect life, limb or property, to protect the Assets or to comply with Law or government regulation. The General Manager shall promptly notify the Members of the emergency. The cost incurred in responding to the emergency shall be funded by the Members making additional capital contributions to the Company in proportion to their respective Percentage Interests at the time the emergency expenditures are incurred.

ARTICLE X
ACCOUNTS AND SETTLEMENTS

10.1          Monthly Statements. The General Manager shall promptly submit to the Board monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

10.2          Cash Calls. On the basis of the adopted Program and Budget, the General Manager shall submit to each Member at least fifteen (15) days prior to the end of each month, a billing for estimated cash requirements for the next month. Within ten (10) days after receipt of each billing, each Member shall contribute to the Company as a capital contribution its share of such estimated cash requirements. Time is of the essence for payment of such billings. The General Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for a period of approximately sixty (60) days. All funds in excess of immediate cash requirements shall be invested in interest-bearing accounts with the Company’s bank, for the benefit of the Business Account.

10.3          Failure to Meet Cash Calls. Except as provided in Section 9.8, a Member that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to four percentage points (4%) over the Prime Rate, but in no event shall such rate of interest exceed the maximum permitted by Law. The non-defaulting Member shall have those rights, remedies and elections specified in Section 6.4.

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10.4          Financial Statements. The Company shall cause to be prepared and delivered to each Member:

(a)               as soon as practicable, and in any event not later than 60 days following the end of each fiscal year of the Company, and, if the fiscal year of a Member is different than that of the Company, of each fiscal year of such Member or within such shorter period of time as may be required by Law, audited financial statements for the Company, together with a report thereon of the auditors of the Company, as selected by the Board; and

(b)               as soon as practicable after the end of the first three (3) quarters of every fiscal year of the Company and, if the fiscal year of a Member is different than that of the Company, of every fiscal year of such Member, but in any event no later than thirty (30) days after the end of such quarter, statements comparing the financial results of the Company for such quarter and the portion of the current fiscal year then ended with the same periods of the previous fiscal year, together with, to the extent requested by a Member, a review engagement letter from the auditor with respect thereto, to be prepared at the expense of the requesting Member.

ARTICLE XI
DISTRIBUTIONS; DISPOSITION OF PRODUCTION

11.1          Distributions of Processed Products. Unless the Board otherwise determines by Unanimous Approval, the Company shall cause all Products produced for commercial sale from the Properties to be processed to the extent necessary to produce Processed Products. The Company shall distribute to each Member in kind its share of all Processed Products in accordance with such Member’s Percentage Interest at the time of such distribution. The General Manager shall give the Members prompt Notice in advance of the delivery date upon which their respective shares of Processed Products will be available for distribution.

11.2          Distributions of Cash. Distributions of cash by the Company to the Members must be authorized by the Board by Special Approval. Any authorized distributions of cash shall be made to the Members in accordance with their respective Percentage Interests.

11.3          Hedging. Neither Member shall have any obligation to account to the other Member for, nor have any interest or right of participation in any profits or proceeds nor have any obligation to share in any losses from, futures contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by the other Member with respect to its proportionate share of any Products produced or to be produced from the Properties.

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ARTICLE XII
RESIGNATION AND DISSOLUTION

12.1          Dissolution. The Company shall be dissolved upon the Unanimous Approval of the Board.

12.2          Resignation. A Member may elect to resign as a Member of the Company by giving Notice to the other Member of the effective date of the resignation, which shall be the later of (a) the end of the then current Program and Budget period, or (b) at least thirty (30) days after the date of the Notice. Upon such resignation, the Company shall acquire the resigning Member’s entire Membership Interest, free and clear of any and all Encumbrances, except those to which both Members have given their written consent after the Effective Date, and such Membership Interest shall be cancelled. The resigning Member shall not receive any distribution upon such resignation or any further consideration from the Company. Any such resignation under this Section 12.2 shall not relieve the resigning Member of its obligations under Section 4.9(c) and Section 6.6 (whether any liability with respect thereto accrues before or after such resignation) arising out of Operations conducted or conditions existing prior to such resignation.

12.3          Liquidation and Termination After Dissolution. Upon the dissolution of the Company under Section 12.1, the Board shall appoint in writing one or more liquidators (who may be a Member) who shall have the authority set forth in Section 12.6. The liquidator shall take all action necessary to wind up the activities of the Company, and all costs and expenses incurred in connection with the liquidation and termination of the Company shall be expenses chargeable to the Company. The liquidator may determine which Assets, if any, are to be distributed in kind, and shall sell or otherwise dispose of all other Assets of the Company. All gain or loss with respect to the Assets (including Assets distributed in kind) shall be allocated among the Members in accordance with the applicable provisions of Exhibit C. Should a Member have a deficit balance in its Capital Account (after giving effect to such allocations of gain or loss), the Member shall not be obligated to make a contribution to the Company to restore all or any part of such Capital Account deficit. The Assets of the Company shall first be paid, applied, or distributed in satisfaction of all liabilities of the Company to third parties (or to making reasonable provision for the satisfaction thereof) and then to satisfy any debts, obligations, or liabilities owed to the Members. Thereafter, any remaining cash and all other Assets shall be distributed to the Members in accordance with Section 4.2(b) of Exhibit C. Each Member shall have the right to designate another Person to receive any Assets that otherwise would be distributed in kind to that Member pursuant to this Section 12.3. Upon the completion of the winding up of the Company, the liquidator shall cancel the Certificate of Formation of the Company and take such other actions as may be reasonably necessary to terminate the continued existence of the Company.

12.4          Non-Compete Covenants. A Member that resigns from the Company pursuant to Section 12.2 or is deemed to have resigned pursuant to Section 6.5, or a Member that otherwise transfers or forfeits its entire Membership Interest, shall not and its Affiliates shall not directly or indirectly acquire any interest in property within the Area of Interest for 12 months after the effective date of the resignation, forfeiture or transfer. If a resigning, forfeiting or transferring Member, or any Affiliate of the foregoing, breaches this Section 12.4, such Member or Affiliate shall be obligated to offer to convey to the other Member, without cost, any such property or interest so acquired. Such offer shall be made in writing and can be accepted by such other Member at any time within forty-five (45) days after it is received by such other Member.

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12.5          Right to Data After Termination. After the termination of the Company pursuant to Section 12.3, each Member shall be entitled to copies of all information acquired by the Company before the effective date of termination not previously furnished to it, but a resigning Member, or a Member that forfeits or transfers its entire Membership Interest, shall not be entitled to any such copies after any such resignation, forfeiture or transfer.

12.6          Continuing Authority. From and after the dissolution of the Company under Section 12.1, the liquidator shall have the power and authority of the Members, the General Manager and the Board to do all things on behalf of the Company which are reasonably necessary or convenient to: (a) wind up the Operations and the Company, (b) continue to operate the Properties and other Assets of the Company during the winding up of the Operations and the Company and (c) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such dissolution, if the transaction or obligation arises out of Operations prior to such dissolution. The liquidator shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company, mortgage Assets, and take any other reasonable action in any matter with respect to the Company or the Operations.

ARTICLE XIII
ACQUISITIONS WITHIN AREA OF INTEREST

13.1          General. Any interest or right to acquire any interest in real property within the Area of Interest acquired during the term of this Agreement by or on behalf of a Member or any Affiliate of a Member shall be subject to the terms and provisions of this Agreement.

13.2          Notice to Non-acquiring Member. Within thirty (30) days after the acquisition of any interest or the right to acquire any interest in real property wholly or partially within the Area of Interest by a Member or its Affiliate, the acquiring Member or the Member whose Affiliate acquired such interest (in either case, an “Acquiring Member”) shall notify the other Member of such acquisition. The Acquiring Member’s Notice shall describe in detail the acquisition, the lands and minerals covered thereby, the cost thereof, and the reasons why the Acquiring Member believes that the acquisition of the interest may be in the best interests of the Company. In addition to such Notice, the Acquiring Member shall make any and all information in its possession or control concerning the acquired interest available for inspection by the other Member.

13.3          Option Exercised. If, within thirty (30) days after receiving the Acquiring Member’s Notice, the other Member notifies the Acquiring Member of its election to participate in the acquired interest, the Acquiring Member or its Affiliate shall convey to the Company (or to the other Member or another Person as mutually agreed by the Members), by special warranty deed, its entire acquired interest (or if to the other Member, a proportionate undivided interest therein based on the Percentage Interests of the Members at such time). If conveyed to the Company, the acquired interest shall become a part of the Properties for all purposes of this Agreement immediately upon the Notice of such other Member’s election to participate therein. If conveyed to the Company, the other Member shall promptly contribute to the Company (or if the acquired interest is to be held by the Members or another entity, to the Acquiring Member) its proportionate share, based on its Percentage Interests at such time of the Acquiring Member’s actual out-of-pocket acquisition costs. If the acquired interest is conveyed to the Company, then the Company shall reimburse the Acquiring Member the amount of such contribution made by the other Member in respect of such acquired interest.

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13.4          Option Not Exercised. If the other Member does not give such Notice within the thirty (30) day period set forth in Section 13.3, neither such Member nor the Company shall have any interest in the acquired interest, and the acquired interest shall not be a part of the Properties or otherwise be subject to this Agreement.

ARTICLE XIV
ABANDONMENT AND SURRENDER OF PROPERTIES

14.1          Surrender or Abandonment of Property. The Board may authorize the General Manager to surrender or abandon part or all of the Properties. If the Board authorizes any such surrender or abandonment over the objection of a Member, the Company shall assign to the objecting Member, by quitclaim deed and without cost to the objecting Member, all of the Company’s interest in the property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Properties and the Company shall have no further right, title or interest therein.

14.2          Reacquisition. If any Properties are abandoned or surrendered under the provisions of this Section 14.1, then except as provided in Section 14.1, unless this Agreement is earlier terminated, neither Member nor any Affiliate thereof shall acquire any interest in such former Properties or a right to acquire such former Properties for a period of two (2) years following the date of such abandonment or surrender. If a Member acquires any former Properties in violation of this Section 14.2, the other Member may elect by Notice to the acquiring Member within forty-five (45) days after it has actual notice of such acquisition, to have such former Properties contributed to the Company. After such Notice to contribute the former Properties, the Member that has acquired the former Properties shall convey to the other Member by special warranty deed an interest in such former Properties equal to the Percentage Interest of the other Member at the time and thereafter each Member shall contribute the interest it holds in the former Properties to the Company. In the event such an election is made, the contributed former Properties shall thereafter be treated as Properties, and the costs of acquisition shall be borne solely by the Member that initially acquired an interest in the former Properties. No adjustment to the Members’ respective Percentage Interests shall be made as a result of such contribution.

ARTICLE XV
TRANSFER OF INTEREST

15.1          General. A Member shall have the right to Transfer to any third party all or any part of its Membership Interest or any economic interest therein (including its right to receive distributions of cash or property from the Company), solely as provided in this Article XV.

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15.2          Limitations on Free Transferability. The Transfer right of a Member in Section 15.1 shall be subject to the following terms and conditions:

(a)               No Transfer of a Membership Interest or any economic interest therein shall be valid or recognized by the Company unless and until the transferring Member has provided to the other Member Notice of the Transfer, and the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring Member.

(b)               No Member, without the consent of the other Member, shall make a Transfer which shall cause a termination of the Company’s treatment as a partnership for Federal income tax purposes.

(c)               No Transfer permitted by this Article XV shall relieve the transferring Member of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted or conditions existing prior to such Transfer, including as provided in Section 6.6.

(d)               As provided in Exhibit C, the transferring Member and the transferee shall bear all tax consequences of the Transfer.

(e)               In the event of a Transfer of less than all of a Member’s Membership Interest, the transferring Member and its transferee shall thereafter act and be treated as one Member, and such Member with the greater Percentage Interest (or if both the transferor and transferee have equal Percentage Interests, the transferor) is hereby appointed the agent and attorney-in-fact of such Member with the lesser Percentage Interest with respect to the exercise of all rights to appoint representatives to the Board, vote, consent, approve or otherwise make any decisions with respect to the management or Operations or the Company.

(f)                If the Transfer is the grant of an Encumbrance on a Membership Interest to secure a loan or other indebtedness of a Member, such Encumbrance shall be subordinate to the terms of any security interest securing any obligation of the Company or any obligation of the granting Member to the Company or the other Member to the extent arising out or relating to the Company. The Encumbrance shall provide that in connection with any foreclosure, transfer in lieu, or other enforcement of rights in the security interest, the acquiring third party shall be bound by the terms of this Agreement, including Sections 12.2 and 15.3, and shall acquire only the rights of an assignee of the Membership Interest, and shall not, without the unanimous approval of the remaining Members, be admitted to the Company as a Member.

(g)               No Member shall enter into any sale or other commitment or agree to dispose of Products or proceeds from the sale of Products by such Member upon distribution to it pursuant to Article XI if such sale or other commitment will create in a third party a security interest in Products or proceeds therefrom prior to any such distribution.

(h)               If, contrary to Section 15.2(b), a Transfer is made which causes termination of the Company as a partnership for Federal income tax purposes, the transferring Member shall indemnify, defend and hold harmless the other Member and its Affiliates from and against any and all loss, cost, expense or damage arising from such termination.

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(i)                 Except with regard to transfers by a Member of all or any part of its Membership Interest to an Affiliate, only United States currency shall be used as consideration for Transfers.

15.3          Acquisition Right. Except as otherwise provided in Section 15.4, if a Member desires to Transfer all or any part of its Membership Interest (including a Transfer in connection with the foreclosure or other enforcement of rights under an Encumbrance granted pursuant to Section 15.2(f)), the other Member shall have the right of first refusal to acquire such interests as provided in this Section 15.3.

(a)               A Member (or other Person enforcing rights under an Encumbrance granted pursuant to Section 15.2(f)) intending to Transfer all or any part of its Membership Interest subject to this Section 15.3 shall promptly provide Notice the other Member of its intentions. The Notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the proposed offer or contract for sale (or assignment agreement, in the case of an enforcement on an Encumbrance). The other Member shall have sixty (60) days from the date such Notice is delivered to notify the transferring Member (or other Person providing Notice hereunder) whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the Notice. If it does so elect, the Transfer shall be consummated promptly after Notice of such election is delivered to the transferring Member (or other Person providing Notice hereunder).

(b)               If the other Member fails to so elect within the period provided for in Section 15.3(a), the transferring Member (or other Person providing Notice hereunder) shall have sixty (60) days following the expiration of such period to consummate the Transfer to a third party at a price and on terns no less favorable than those offered to the other Member in the Notice required in Section 15.3(a).

(c)               If the transferring Member (or other Person providing Notice hereunder) fails to consummate the Transfer to a third party within the period set forth in Section 15.3(b), the acquisition right of the other Member in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 15.3.

15.4          Exceptions to Acquisition Right. Section 15.3 shall not apply to the following:

(a)               transfer by a Member of all or any part of its Membership Interest to an Affiliate;

(b)               incorporation of a Member, or corporate merger, consolidation, amalgamation or reorganization of a Member by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Member;

(c)               the grant by a Member of an Encumbrance in such Membership Interest; or

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(d)               a sale or other commitment or disposition of Products or proceeds from sale of Products by a Member upon distribution to it pursuant to Article XI.

ARTICLE XVI
DISPUTES

16.1          Dispute Resolution. Except as provided in Exhibit C:

(a)               If at two successive meetings of the Board, the Members are unable to reach a decision by the required vote regarding any matter referred to in Section 7.5 or Section 7.6 submitted for consideration by the Board at such meetings (a “Deadlock”), the Deadlock shall be subject to non-binding mediation (the “Mediation”) within fifteen (15) Business Days from the date a written request for Mediation is made by any Member and delivered to the Company and the other Members. The Mediation shall take place in New York City, New York and shall be in English. The Mediation shall be conducted before a single mediator to be unanimously agreed upon by the Members. If the Members cannot unanimously agree on the mediator, each Member shall select a mediator, and such mediators shall together unanimously select a neutral mediator who will conduct the mediation. Each Member shall bear the fees and expenses of its mediator, and all the Members shall equally bear the fees and expenses of the final mediator. During the continuation of any Deadlock, the Company shall continue to operate in a manner consistent with its prior practices and this Agreement until such time as such Deadlock is resolved. If the Deadlock involves the approval of a Program and Budget, the Company shall operate its business in accordance with the activities and expenditure levels contemplated in the Program and Budget then in effect until such Deadlock is resolved. For the avoidance of doubt, the Members acknowledge that the outcome of any Mediation completed pursuant to this Section 16.1(a) will not bind the Members in any way to a particular decision or course of action.

(b)               The Members irrevocably (i) submit to the exclusive jurisdiction of the federal district court sitting in New York City, New York in any action, suit or proceeding brought by or against such party in connection with, arising from or relating to this Agreement, and (ii) agree that such federal court is the proper venue for any such action, suit or proceeding. Each party hereby waives and further agrees not to assert as a defense in any such suit, action or proceeding any claim that such party is not personally subject to the jurisdiction of such court, that such venue of the suit, action or proceeding is brought in an inconvenient forum or that this Agreement or the subject matter hereof may not be enforced in or by such court. THE MEMBERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT UNDER OR RELATED TO THIS AGREEMENT.

(c)               In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party or parties to such litigation, as determined by the court in a final judgment or decree, shall pay to the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred by the successful party or parties, including, without limitation, such costs, expenses and fees on any appeals.

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ARTICLE XVII
CONFIDENTIALITY

17.1          General. The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the Company and, except as provided in Section 17.2, shall not be disclosed to any third party or the public without the prior written consent of the Members, which consent shall not be unreasonably withheld, conditioned or delayed.

17.2          Exceptions. The consent required by Section 17.1 shall not apply to a disclosure:

(a)               to an Affiliate, consultant or advisor that has a bona fide need to be informed;

(b)               to a contractor or subcontractor for the Project that has a bona fide need to be informed;

(c)               to any third party to whom the disclosing Member contemplates a Transfer of all or any part of its Membership Interest; or

(d)               to a Governmental Agency or to the public which the disclosing Member believes in good faith is required by pertinent Law or the applicable rules of any stock exchange.

In any case to which this Section 17.2(b), (c), or (d) is applicable, the disclosing Member shall give Notice to the other Member and, to the extent practical under the circumstances, an opportunity to review the disclosure and provide comments in advance of its release. As to any disclosure pursuant to Section 17.2(b) or (c), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Members are obligated under this Article XVII.

17.3          Duration of Confidentiality. The provisions of this Article XVII shall apply during the term of this Agreement and for two (2) years following termination of this Agreement pursuant to Section 12.1, and shall continue to apply to any Member who resigns, who is deemed to have resigned, who has forfeited its Membership Interest or who Transfers its Membership Interest, for two (2) years following the date of such occurrence.

17.4          Technical Disclosure Rules. Where either Member or any Affiliate of either Member (as applicable, the “Discloser”) is required by National Instrument 43-101 Standards of Disclosure for Mineral Projects, as amended from time to time (“NI 43-101”) or S-K 1300 to file a Technical Report with respect to the Properties:

(a)               the Discloser shall prepare and file or cause to be prepared and filed the Technical Report in accordance with NI 43-101 using a Qualified Person retained by or on behalf of the Discloser, and neither the non-disclosing Member nor its Affiliates shall have any obligation to the Discloser to prepare or provide the Technical Report or any part thereof, or to provide or make available a Qualified Person to the Discloser;

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(b)               the Discloser shall not designate the other Member or any associate, Affiliate or employee of or retained by the other Member, or any Qualified Person of the other Member, as the Qualified Person of the Discloser, without the prior written consent of the other Member;

(c)               the Discloser shall be responsible for the cost of preparing or providing the Technical Report;

(d)               the Discloser’s designation of a Qualified Person shall be subject to the other Member’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; and

(e)               the non-disclosing Member shall be entitled to access to all pertinent information related to that portion of the Technical Report pertaining to the Properties and shall be afforded a reasonable opportunity to review and require changes to that portion of the Technical Report prior to the filing of the Technical Report with applicable regulatory authorities.

ARTICLE XVIII
GENERAL PROVISIONS

18.1          Notices. All notices and other required communications (each a “Notice”) to the Members, the Board or the Company shall be in writing, and shall be given (i) by personal delivery or (ii) facsimile transmission, or (iii) by registered or certified mail return receipt requested, to the following addresses:

If to Paulson:

Donlin Gold Holdings LLC
c/o Paulson & Co. Inc.
15 Exchange Place, Suite 802
Jersey City, NJ 07302

Attention:	Michael Waldorf
Email:	[redacted]

with a copy to:

McCarthy Tétrault LLP
Suite 2400, 745 Thurlow Street
Vancouver, BC V6E 0C5

Attention:	Roger Taplin
Email:	[redacted]

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If to NovaGold:

NovaGold Resources Inc.
201 South Main Street
Suite 400
Salt Lake City, UT 84111

Attention:	Ben Machlis, VP & General Counsel
Email:	[redacted]
with a copy to:

Dorsey & Whitney LLP
Columbia Center, 701 Fifth Avenue, Suite 6100
Seattle, WA 98104

Attention:	Kimberley Anderson
Email:	[redacted]

If to the Company:

At the Company’s regular place of business
Attention:	General Manager
Email:	[redacted]

with a copy to each of the Members at the address specified above.

If to the Board: to all of the representatives of the Members on the Board, at the addresses specified above for the Members.

All Notices shall be effective and shall be deemed delivered (a) if by personal delivery or electronic transmission on the date of delivery if delivered during normal business hours on a Business Day, and, if not delivered during normal business hours on a Business Day, on the next Business Day following delivery and (b) if solely by mail on the next Business Day after actual receipt. A Member or representative on the Board may change its address by Notice to the other Member.

18.2          Waiver. The failure of a Member or the Company to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Member’s or the Company’s right thereafter to enforce any provision or exercise any right.

18.3          Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by all of the Members.

18.4          Force Majeure. Except for any obligation to make payments when due hereunder, the obligations of a Member shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member to grant); acts of God; Laws, regulations, orders, proclamations, instructions or requests of any Governmental Authority; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; acts of war or terrorism or conditions arising out of or attributable to war or terrorism, whether declared or undeclared; riot, civil strife, insurrection, insurgency or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought, hurricane, tsunami or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing. The affected Member shall promptly give Notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Member shall resume performance as soon as reasonably possible. During the period of suspension, the obligations of the Members to advance funds pursuant to Section 10.2 shall be reduced as necessary due to the Force Majeure event, but not below levels required to maintain current Operations.

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18.5          Inspections. At all reasonable times the Members through their employees, consultants, advisors, and agents shall be entitled, at their sole risk and expense, and subject to the Company’s reasonable safety regulations, to inspect the Properties, the other Assets and Operations, provided that any such inspection shall not unreasonably interfere with Operations.

18.6          Rights to Data. At all reasonable times the Members, at their expense, through their employees, consultants, advisors and agents shall be entitled to access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting, tax and financial records, and other information acquired in Operations or relating to the Properties, including historic information.

18.7          Governing Law. This Agreement shall be governed by and interpreted in accordance with the Laws of the State of Delaware, except for its rules pertaining to conflicts of laws.

18.8          Further Assurances. Each Member agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement. The Members agree that upon the proposal of a Construction Program and Budget pursuant to Section 9.4 of this Agreement, the Members will work in good faith so as to avoid adverse tax consequences to each Member, including, but not limited to, those contemplated by Section 8.2 of this Agreement, resulting from the commencement of mining operations. Each Member agrees that it shall not unreasonably delay a positive construction decision solely because of such potential adverse tax consequence; provided, however, that nothing in this Section 18.8 shall in any way limit or modify the direction in Section 8.2 of this Agreement regarding Section 4943.

18.9          Survival of Terms and Conditions. The following Sections shall survive the dissolution, liquidation and termination of the Company, any Transfer of a Membership Interest or other interest in the Company to the full extent necessary for their enforcement and the protection of the Member in whose favor they run: Sections 2.2, 2.4, 4.5, 4.8, 4.9, 6.4, 6.5, 6.6, 6.7, 10.3, 12.2, 12.3, 12.4, 12.5, 12.6 and 16.1, and Articles XVII and XVIII.

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18.10      No Third Party Beneficiaries. Except as specifically provided in Sections 4.9 and 15.2(h), this Agreement is for the sole benefit of the Members, and no other Person, including any creditor of any Member, is intended to be a beneficiary of this Agreement or shall have any rights hereunder.

18.11      Entire Agreement; Successors and Assigns. This Agreement, together with the Exhibits hereto, contains the entire understanding of the Members and the Company with respect to the Company and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Members and the Company. In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

[Signatures on Next Page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

DONLIN GOLD LLC

By: /s/ Todd Dahlman
Its: General Manager

DONLIN GOLD HOLDINGS LLC

By: /s/ Michael Waldorf
Its: Authorized Signatory

NOVAGOLD RESOURCES ALASKA, INC.

By: /s/ Peter Adamek
Its: Vice President and Treasurer

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EXHIBIT A

TO

DONLIN GOLD LLC AGREEMENT

PROPERTIES AND AREA OF INTEREST

[redacted]

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EXHIBIT B

TO

DONLIN GOLD LLC AGREEMENT

ACCOUNTING PROCEDURE

The financial and accounting procedures to be followed by the General Manager, the Company, and the Members under the Agreement are set forth in this Exhibit B. References in this Accounting Procedure to Sections and Articles are to Sections and Articles of this Accounting Procedure unless it is expressly stated that they are references to Sections and Articles of the Agreement.

ARTICLE 1
GENERAL PROVISIONS

1.1         Definitions

In this Accounting Procedure the definitions set forth in the Agreement shall apply, and in addition thereto the following terms shall have of following meanings:

(a)       “Abandonment” means Operations that comprise the closing, decommissioning, dismantling and removal of foundations, structures and equipment and the remediation and restoration of the associated lands and sites.

(b)       “Associated Support Costs” means the cost for such items as office space, secretarial support, personal computers and similar support costs which are required to support an individual in an office environment insofar as those costs pertain to the Project. These costs relate to an individual’s regular home office location.

(c)       “Direct Charges” means those incremental costs incurred by a Member with respect to services provided to the Company pursuant to an agreement between such Member and Company that has been approved in accordance with Section 7.5(a)(viii) of the Agreement, that the Company shall pay to a Member to the extent set forth in Article 2.

(d)       “Expatriate Costs” or “Relocation Costs” means those costs incurred by a Member as a result of assignment and relocation to (and not from) the Project of an employee of that Member or its Affiliate, and that have been approved in an adopted Program and Budget and includes:

(i)	applicable labor costs charged under Section 2.1 of this Accounting Procedure;

(ii)	costs incurred as a result of that Member’s internal policies relating to relocation of employees;

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(iii)	overhead charged under Section 3.3(b) of this Accounting Procedure; and

(iv)	income tax equalization, where applicable, but only at actual amounts paid.

(e)       “GAAP” means generally accepted accounting principles in the United States.

(f)       “Overhead” has the meaning set forth in Section 3.1.

(g)       “Seconded Employees” has the meaning set for in Section 2.1(a).

1.2         General

(a)       The parties acknowledge that: (a) all accounting procedures for the Company shall be made in accordance with GAAP, and (b) all provisions and procedures set out in this Accounting Procedure shall be applied in a manner to be consistent with GAAP.

(b)       The General Manager shall cause the Company to maintain one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts for the Company.

(c)       Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Board and shall be based on amounts sufficient to establish a fund, which through successive contributions during the life of the Company, will pay for ongoing Environmental Compliance conducted during Operations and which will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations. The General Manager shall invest such amounts on behalf of the Members as provided in Section 10.2 of the Agreement.

1.3         Business Account Statements

(a)       The General Manager shall prepare statements and bill the Members as provided in Article X of the Agreement. Payment of any such billings by any Member, shall not prejudice such Member’s right to protest or question the correctness thereof for a period not to exceed twenty-four (24) months following the Calendar Year during which such billings were received by the Member. All written exceptions to and claims upon the Company for incorrect charges, billings or statements shall be made upon the Company within such twenty-four (24) month period.

(b)       The General Manager shall report all expenditures in US Dollars. Transactions in other currencies will be recorded in terms of US Dollar equivalents and will be reported in the same. In converting or translating currencies, in accounting for advances in different currencies, and in any other currency transactions arising out of or relating to Project operations, it is the intent of the Members that no Member shall experience an exchange gain or loss at the expense of or to the benefit of the other Member.

(c)       If, within the period referred to in Section 1.3(a), a Member or the Company establishes that an error in the Business Account existing in the period questioned or protested also existed previous to the period, the Company shall adjust the Business Account retroactively to the inception of the error or to such point in time as agreed upon provided that in no event shall such adjustment exceed the time period required to maintain financial records pursuant to the Code. The adjustments and supporting data shall be subject to the Member’s right to audit.

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(d)       The provisions of this Section 3 shall not prevent adjustments resulting from third person contract cost reallocations and adjustments due to audits conducted by Governmental Authorities, which extend beyond such period.

1.4         Records

The General Manager shall cause the Company to maintain a Business Account which shall contain detailed and comprehensive cost accounting records in accordance with this Accounting Procedure, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes. Such records shall be retained for the duration of the period allowed the Members for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Members. The General Manager shall develop detailed procedures and reporting formats, as approved by the Board to support this Accounting Procedure.

1.5         Approvals

Except where otherwise indicated, where approval by the Board is required in this Accounting Procedure, it shall mean Majority Approval, which approval shall then be binding on all Members and the General Manager.

ARTICLE 2
DIRECT CHARGES

A Member may invoice the Company for Direct Charges and the Company shall pay the Members for the following:

2.1         Labor

(a)     Salaries and wages of any employees of the Members or Affiliates of the Members seconded to the Company, regardless of physical location, while performing tasks assigned by the Company, whether engaged full time or part time for the Project in accordance with an agreement between the relevant Member or its Affiliate and the Company that has been approved in accordance with Section 7.5(a)(vi) of the Agreement (“Seconded Employees”).

(b)      Costs of holiday, vacation, sickness and disability benefits and other customary allowances paid to Seconded Employees. Costs pursuant to this subsection may be charged by a percentage assessment on the amount of salaries and wages charged to the Business Account pursuant to this Accounting Procedure. The rate shall be based on the Members’ cost experience from the preceding year’s actual cost experience or the current year’s cost.

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(c)       Cost of housing allowances, location allowances and other customary allowances paid to or paid on behalf of Seconded Employees based on actual cost pursuant to the provisions of this Accounting Procedure.

(d)      Salaries and wages of Seconded Employees may include a variable portion of employee remuneration where applicable. The variable pay program may include provisions for “performance pay” dependent on personal, team, departmental or corporate performance. Charges to the Business Account may be made annually or monthly on an as-paid, actual basis, or by a percentage assessment basis on the salaries and wages charged to the Business Account. If a percentage assessment is used, the percentage shall be based on a Member’s or its Affiliates’ prior year’s cost experience and the method used by the Member or its Affiliates shall be reasonable and clearly documented.

(e)      Costs of providing earned or compensatory time off to Seconded Employees under the provisions of this Accounting Procedure, in accordance with the normal practices of the applicable Member or its Affiliates.

(f)       Salaries, wages and benefits of Seconded Employees may be charged on a per diem rate based on the actual cost of salaries, wages, customary allowances employee benefits as provided for pursuant to the provisions of this Accounting Procedure.

(g)     Associated Support Costs for employees of the Members or Affiliates of the Members on temporary assignment or temporary secondment to the Company and engaged in Project operations including transit time to or from or within the Properties or any other location at which Operations are conducted. Costs charged to the Business Account under this Section 2.1(g) shall be charged on a percentage assessment basis or a per diem basis as approved from time to time by Special Approval.

2.2         Employee Benefits

Costs chargeable under this Section 2.2 shall be for the following employee benefits for Seconded Employees:

(a)       Payments made by the Members or their Affiliates pursuant to assessments imposed by government authority such as unemployment insurance, Workers’ Compensation, Canada Pension, or other payments of like nature that are applicable to the Members’ or their Affiliates’ salaries and wages charged to the Business Account.

(b)       Established benefit plans which are made available to all employees on a regular basis. Such benefit plans may include employees’ group life insurance, hospitalization, medical, dental, company pension, retirement (excluding early retirement and severance incentives), stock purchase, savings, bonus, and other benefit plans of a like nature. The cost of such plans may be borne entirely by the Members or their Affiliates or jointly by the Members or their Affiliates and the employees; however, only the Members’ or their Affiliates’ share of these costs is chargeable to the Business Account. Unless otherwise approved by Special Approval, the Members shall charge the actual cost of such plans to a maximum of sixty (60%) percent of salaries and wages charged pursuant to Section 2.1 of this Accounting Procedure. For purposes of this limitation, stock based compensation shall be annualized based on the term of the related stock option.

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Costs pursuant to this Section shall be charged on a percentage assessment applied to the amount of salaries and wages charged to the Business Account. The percentage assessment shall be based on the Members’ or their Affiliates’ actual cost experience, from either the preceding year’s actual cost experience or the current year’s cost. Such rates shall exclude the Members’ or their Affiliates’ cost of administering such plans. In determining actual cost experience, any dividends or refunds received which are applicable to insurance or annuity policies shall be used to reduce the cost of such policies.

2.3         Travel and Moving

(a)       All costs of personnel transfers and personal expenses in connection with Seconded Employees. Such costs shall include transportation of the Seconded Employee, spouse and dependents, and their personal and household effects, and all other relocation costs in accordance with each Member’s or each Affiliate’s normal reimbursement policy.

(b)       Any temporary relocation cost or cost of business travel and personal expenses for Seconded Employees shall be in accordance with the normal reimbursement policy of the applicable Member or Affiliate.

2.4         Services

(a)       Costs of using a Member’s or its Affiliates’ owned or leased facilities and equipment shall be charged on a usage basis at rates not exceeding commercial or competitive rates available in the immediate area for available like facilities and equipment, commensurate with the costs of ownership and operation thereof, including depreciation and interest on the depreciated investment or a fair monthly rental in lieu thereof. The annual rate on investment shall not exceed the Prime Rate plus one (1%) percent, determined at the beginning of each Calendar Year. If commercial or competitive rates are not available due to remoteness of location or unique specialized equipment, the rates shall be negotiated or established and approved in accordance with Section 7.5(a)(vi) of the Agreement.

(b)       Costs of processing and interpreting technical data from Operations for the benefit of the Membership.

2.5         Expatriate or Relocation Costs

Expatriate Costs or Relocation Costs relating to a Seconded Employee shall be chargeable to the Business Account at that Member’s or its Affiliate’s actual cost. Such costs shall be based on an all inclusive rate comprised of salary, benefits, and any other direct costs for that Member or its applicable Affiliate.

B-5

2.6         Recruitment, Training and Safety

Costs of the Members’ or their Affiliates’ specific technical, operational, safety and environmental training required for the primary benefit of carrying out the Operations, shall be charged to the Business Account. Such training costs shall include but shall not be limited to the following:

(a)       Cost of training Seconded Employees, either through courses or on the job, except for training of replacement employees where such replacements are for the primary benefit of a Member or its Affiliate.

(b)       Cost of safety articles such as, but not limited to, safety clothing, safety boots, safety glasses, safety kits, safety awards and safety dinners, as required by the relevant Laws or Government Authorities, or industry association recommendations or the Member’s or its Affiliate’s corporate policy for the Seconded Employees.

2.7         Abandonment and Reclamation

All costs resulting from payments made for termination, severance or other similar settlements as a consequence of Abandonment operations or the Project shutdown to Seconded Employees who cannot reasonably be relocated within the Members’ or their Affiliates’ other operations. The settlement costs incurred in respect of each such employee shall be charged to the Company in the proportion that such employee’s services in the Project operations bears to the total service of that employee with a Member, the Member’s Affiliates or the Member’s predecessor.

2.8         Other Expenditures

(a)       Any other expenditures not covered by or dealt with in the foregoing provisions of this Article 2, and which are of direct benefit to the Project and are incurred by a Member in the necessary and proper conduct of the Operations pursuant to an agreement between such Member and the Company that has been approved in accordance with Section 7.5(a)(vi) of the Agreement.

(b)       Except where expressly provided for herein, no charge shall be made for any interest or financing charges incurred by a Member.

ARTICLE 3
OVERHEAD CHARGES

3.1         Interpretation

In this Article 3, “Overhead” means all costs of a Member that are related to the services provided to the Company other than Direct Charges.

3.2         Overhead

(a)       Principles: The Members agree the following principles shall govern the determination of Overhead rates:

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(i)	Members shall not profit or take a loss from services provided to the Membership;

(ii)	Overhead shall never include Direct Charges, as the Company shall not be billed twice for the same service;

(iii)	Standard costs may be used in calculations of Overhead, provided that such standard costs are a reasonable estimate of actual costs for the relevant item or service;

(iv)	Overheads cannot be clearly identified or measured otherwise they would be charged directly; and

(v)	Overhead rates shall be compared against similar organizations in similar projects. For example, whenever possible, mining shall be compared against mining as the capital expenditure profiles, manpower structure and training systems will be different from other industries.

(b)       Costs to be Included in Overhead Rates: Overhead is intended to cover the costs, other than Direct Charges of a Member’s employees who are not located at the Company’s offices or at the Properties and who are providing supervisory, consultative and control functions as well as general research, technical knowledge and general experience for the benefit of Operations, unless approval has been obtained to direct charge such employees salaries and wages pursuant to Section 2.1 of this Accounting Procedure. Overhead may include:

(i)	Information Services – Corporate systems/processes/functional leadership;

(ii)	Controllers – Corporate systems/ processes/ functional leadership;

(iii)	Internal Audit – Internal control services audits;

(iv)	External Audit, Commodity & Property Tax – Company tax recoveries;

(v)	Risk Management – Company insurance placement;

(vi)	Communications – Company external communications;

(vii)	Office Facilities – Office space for indirect personnel;

(viii)	Supply Chain – Corporate systems/processes/functional leadership;

(ix)	Environment, Health & Safety – Corporate systems/processes/functional leadership;

(x)	Human Resources – Corporate systems/processes/functional leadership;

(xi)	Legal – Corporate systems/processes/functional leadership; and

(xii)	Marketing – Corporate systems/processes/functional leadership.

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The cost and expenses of services from outside sources in connection with matters of taxation, legal and any other matters before or involving Governmental Authorities shall be considered as covered by the Overhead rates provided for in this Article 3 unless such costs and expenses are approved in accordance with Section 7.5(a)(vi) of the Agreement as a Direct Charge to the Membership.

Neither Member will charge as a Direct Charge any amount in respect of services provided by its officers, unless any such officer is providing services to the Company on a substantially full-time basis pursuant to an agreement approved in accordance with Section 7.5(a)(vi) of the Agreement.

3.3         Overhead Rates – Member

(a)       For each Member’s employee chargeable to the Operations in accordance with Section 2.1 of this Accounting Procedure, that Member may charge an amount in respect of Overhead on each of those salaries and benefits to cover the Member’s personnel costs such as payroll, human resources, Member-specific training, etc. at the rate of ten percent (10%) of such salaries and benefits.

(b)      For each Member’s Affiliate Expatriate chargeable to the Operations in accordance with Sections 2.1 and 2.5 of this Accounting Procedure, that Member may charge an amount in respect of Overhead on each of those salaries and benefits to cover the Member’s personnel costs such as payroll, human resources, Member-specific training, etc. at the rate of ten percent (10%) of such salaries and benefits.

(c)       The specific Overhead rates provided for in this Section 3.3 shall apply until the commercial production from the Properties is reached after which the rates outlined in Section 3.3 shall no longer apply. Six months prior to the commencement of such commercial production the Members shall negotiate, in good faith and acting reasonably and, where applicable, based on the principles in Section 3.2(a), the rates that shall apply for Operations occurring after commercial production. Thereafter the Overhead rates provided in this Section 3.3 shall be reviewed every year in association with the Annual Budget and any changes to the Overhead rates shall be subject to Special Approval. As Overhead rates are adjusted the new rates shall be attached to this Accounting Procedure.

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EXECUTION COPY

EXHIBIT C
TO
DONLIN GOLD LLC AGREEMENT

TAX MATTERS

1.
EFFECT OF THIS EXHIBIT

This Exhibit shall govern the relationship of the Members and the Company with respect to tax matters and the other matters addressed herein. Except as otherwise indicated, capitalized terms used in this Exhibit shall have the meanings given to them in the Agreement. In the event of a conflict between this Exhibit and the other provisions of the Agreement, the terms of this Exhibit shall control.

2.
PARTNERSHIP REPRESENTATIVE

a.       Designation of Partnership Representative. NovaGold shall be designated the partnership representative (“PR”) as defined in Section 6223 of the Code and, following the approval of the Board and Paulson, shall be responsible for, make elections for, and prepare and file any federal and state tax returns or other required tax forms for the Company. The PR and the other Member shall use reasonable best efforts to comply with the responsibilities outlined in this Article II and in Sections 6221 through 6241 of the Code (including any Treasury Regulations promulgated thereunder) and in doing so shall incur no liability to any other party. The PR shall also designate the “designated individual” as described in Treasury Regulation Section 301.6223-1(b)(3)(ii). Upon the mutual agreement of the Members, the PR shall cause to be made the election described in Section 6226 of the Code (so that the Company does not become liable for any “imputed underpayment” under Section 6225 of the Code), to take any actions needed to effect the election, and to take any other actions as are reasonably necessary or appropriate to maintain, to the extent reasonably feasible, the allocation of Taxes (including interest and penalties, if any, with respect to such Taxes) among the Members (including former Members) with respect to the income of the Company, and cost of contesting any Company adjustments, as would have been borne by each Member if the Company had been eligible to elect, and had elected, out of the partnership audit provisions of Sections 6221 through 6241 of the Code pursuant to Section 6221(b) of the Code.

b.       Notice. Each Member shall furnish the PR with such information as the PR may reasonably request to permit the PR to file tax returns on behalf of the Company. The PR shall keep each Member informed of all administrative and judicial proceedings for the adjustment at the partnership level of partnership items.

c.       Inconsistent Treatment of Tax Item. Each Member agrees not to treat, on any tax return or in any claim for a refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Company. Notwithstanding the preceding sentence, each Member shall notify the PR if its treatment of any partnership item on its federal income tax return is inconsistent with the treatment of that item on the partnership return.

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d.       Extensions of Limitation Periods. The PR shall not enter into any extension of the period of limitations as provided under Section 6235 of the Code without first giving reasonable advance notice to the other Member and obtaining approval of the Board and each Member of such intended action.

e.       Tax Audit. Each Member hereby agrees that, while it is a Member and after it ceases being a Member, it shall provide such information and take such other actions as may be reasonably requested by the PR (i) in connection with an audit, including, without limitation, amending prior year returns and providing evidence thereof to the Company, providing information to the Company regarding their prior year returns, and reimbursing the Company for their portion of taxes (including interest and penalties) paid by the Company regarding prior year returns, and (ii) to enable the Company to make elections and/or computations in connection therewith. The PR, after approval by the other Member, shall be authorized to act for, and its decisions as such shall be final and binding upon, the Company and each Member (including any person who ceases being a Member). References to the “PR” herein shall be deemed to include any “designated individual” under such audit rules. All expenses incurred in connection with any such audit, investigation, settlement, review or other tax matter shall be borne by the Company.

f.       Requests for Administrative Adjustments. The PR, with the approval of the other Member, may file a request for administrative adjustment on behalf of the Company pursuant to Section 6227 of the Code, if the PR determines such administrative adjustment request is beneficial or necessary to the Company.

h.       Settlements. The PR shall not bind the other Member to a settlement agreement with a Governmental Authority regarding any tax audit. without first obtaining the written consent of any such Member.

i.       Fees and Expenses. The PR shall not engage legal counsel, certified public accountants, or others on behalf of the Company without the prior consent of the Board. Either Member may engage legal counsel, certified public accountants, or others in its own behalf and at its sole cost and expense. Any reasonable item of expense, including but not limited to fees and expenses for legal counsel, certified public accountants, and others which the PR incurs (after proper consent by the Board as provided above) in connection with any audit, assessment, litigation, or other proceeding regarding any partnership item, shall constitute proper charges to the Business Account and shall be borne by the Company and funded by capital contributions by the Members as any other item which constitutes a direct charge to the Business Account pursuant to the Agreement.

j.       Survival. The provisions of the foregoing paragraphs, including but not limited to the obligation to fund fees and expenses contained in Paragraph 2(j), shall survive the termination of the Company or the termination of either Member’s interest in the Company and shall remain binding on the Members for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Justice any and all matters regarding the federal income taxation of the Company for the applicable taxable year(s).

3.
TAX ELECTIONS AND ALLOCATIONS

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a.       Company Election. It is understood and agreed that the Members intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed to hereafter by both Members, no Member shall take any action to change the status of the Company as a partnership under Treas. Reg. § 1.7701-3 or similar provision of state law. It is understood and agreed that the Members intend to create a partnership for federal and state income tax purposes only. After approval by the Board pursuant to Section 4.4 of the Agreement, the PR shall cause to be filed with the appropriate office of the Internal Revenue Service a partnership income tax return for the Company. The Members recognize that the Company may be subject to state income tax statutes. After approval by the Board pursuant to Section 4.4 of the Agreement, the PR shall cause to be filed with the appropriate offices of the state agencies any required partnership state income tax returns. Each Member agrees to furnish to the PR any information it may have relating to itself and its Affiliates, the Company or the Operations as shall be required for proper preparation of such returns. The PR shall use its best efforts to furnish to the other Member for its review and comment a copy of each proposed income tax return (and access to supporting data and records) at least fifteen (15) Business Days prior to the date the return is filed to the extent reasonably feasible. Without limiting the generality of the foregoing sentence, the PR shall use its best efforts to provide to the other Member the proposed final IRS Form 1065 (including all schedules and access to supporting data and records) for any taxable year on or before the June 15 immediately following the end of such taxable year. The PR shall promptly (and, in any event, within 30 days) provide to the other Member all information in its possession or control (which may be reasonable estimates) reasonably requested by such other Member for purposes of calculating estimated tax payments and preparing tax return extensions.

b.       Tax Elections. The Company shall make the following elections for purposes of all partnership income tax returns:

i.        To use the accrual method of accounting;

ii.      To use as its taxable year the year required by the provisions at Section 706(b)(1) of the Code and the Treasury Regulations thereunder which the Members agree shall initially be the year ending November 30. In this connection, Paulson represents that its taxable year is the year ending December 31 and NovaGold represents that its taxable year is the year ending November 30;

iii.      Unless the Members unanimously agree otherwise, to deduct currently all development expenses to the extent possible under Section 616 of the Code;

iv.      Unless the Members unanimously agree otherwise, to compute the allowance for depreciation in respect of all depreciable Assets using the maximum accelerated tax depreciation method and the shortest life permissible or, at the election of the PR, using the units of production method of depreciation;

v.      To treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by law;

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vi.      An election under Section 754 of the Code, and the Company will adjust the basis of property of the Company under Section 754 of the Code in accordance with the election; and

vii.     To amortize over the shortest permissible period all organizational expenditures and business start-up expenses under Sections 195 and 709 of the Code.

Any other election required or permitted to be made by the Company under the Code or any state tax law shall be made as determined by the Board.

Each Member shall elect under Section 617(a) of the Code to deduct currently all exploration expenses. Each Member reserves the right to capitalize its share of development and/or exploration expenses of the Company in accordance with Section 59(e) of the Code, provided that a Member’s election to capitalize all or any portion of such expenses shall not affect the Member’s Capital Account.

c.       Allocations to Members. Allocations for Capital Account purposes shall be in accordance with the following:

i.       Except as otherwise provided in this Paragraph 3.c, all items of income and gain shall be allocated to the Members in accordance with their Percentage Interests.

ii.      Except as provided in Subparagraph 3.c.iii, below, gain or loss on the sale of a depreciable or depletable asset shall be allocated so that, to the extent possible, the net amount reflected in the Members’ Capital Account with respect to such property (taking into account the cost of such property, depreciation, amortization, depletion or other cost recovery deductions and gain or loss) most closely reflects the Members’ Percentage Interests.

iii.     Gains and losses on the sale of all or substantially all the Assets of the Company shall be allocated so that, to the extent possible, the Members’ resulting Capital Account balances are in the same ratio as their relative Percentage Interests (“Balance Capital Accounts”) after taking into account such sale. In making the allocations under this Subparagraph 3.c.iii, to the extent necessary to Balance Capital Accounts, gain and loss shall be calculated on an asset-by-asset basis, and any property contributed by a Member shall be treated as a separate asset from the property contributed by or created with funds contributed by the other Member. If the Company does not have sufficient items of gain and loss to Balance Capital Accounts, the liquidator may take other actions, as it determines are reasonably appropriate, to Balance Capital Accounts, including reallocating items among the Members.

iv.     The Members acknowledge that expenses and deductions allocable under the preceding provisions of this Paragraph 3.3 may be required to be capitalized into production under Section 263A of the Code. With respect to such capitalized expenses or deductions, the allocation of gross income on the sale of production shall be adjusted, in any reasonable manner consistently applied by the PR, so that the same net amount (subject possibly to timing differences) is reflected in the Capital Accounts as if such expenses or deductions were instead deductible and allocated pursuant to the preceding provisions of this Paragraph 3.3.

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v.      Any recapture of exploration expenses under Section 617(b)(1)(A) of the Code, and any disallowance of depletion under Section 617(b)(1)(B) of the Code, shall be borne by the Members in the same manner as the related exploration expenses were allocated to, or claimed by, them.

vi.     If the Members’ Percentage Interests change during any taxable year of the Company, the distributive share of items of income, gain, loss and deduction of each Member shall be determined in any manner (1) permitted by Section 706 of the Code, and (2) agreed by both Members. If the Members cannot agree on a method, the method shall be determined by the PR in consultation with the Company’s tax advisers, with preference given to the interim closing-of-the-books method except where application of that method would result in undue administrative expense in relationship to the amount of the items to be allocated.

vii.     “Nonrecourse deductions,” as defined by Treas. Reg. § 1.704-2(b)(1) shall be allocated between the Members in proportion to their Percentage Interests.

d.       Regulatory Allocations. Notwithstanding the provisions of Paragraph 3.3 to the contrary, the following special allocations shall be given effect for purposes of maintaining the Members’ Capital Accounts.

i.       If either Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), § 1.704-1(b)(2)(ii)(d)(5) or § 1.704-1(b)(2)(ii)(d)(6), which result in a deficit Capital Account balance, items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Member as quickly as possible. For the purposes of this Subparagraph 3.4(a), each Member’s Capital Account balance shall be increased by the sum of (i) the amount such Member is obligated to restore pursuant to any provision of the Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5).

ii.       If there is a net decrease in partnership minimum gain for a taxable year of the Company, each Member shall be allocated items of income and gain for that year equal to that Member’s share of the net decrease in partnership minimum gain, all in accordance with Treas. Reg. § 1.704-2(f). If, during a taxable year of the Company, there is a net decrease in partner nonrecourse debt minimum gain, any Member with a share of that partner nonrecourse debt minimum gain as of the beginning of the year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that partner’s share of the net decrease in partner nonrecourse debt minimum gain, all in accordance with Treas. Reg. § 1.704¬2(i)(4). Pursuant to Treas. Reg. § 1.704-2(i)(1), deductions attributable to “partner nonrecourse liability” shall be allocated to the Member that bears the economic risk of loss for such liability (or is treated as bearing such risk).

iii.      If the allocation of deductions to either Member would cause such Member to have a deficit Capital Account balance at the end of any taxable year of the Company (after all other allocations provided for in this Article III have been made and after giving effect to the adjustments described in Subparagraph 3.4(a)), such deductions shall instead be allocated to the other Member.

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iv.      Items of Company loss, deduction and expenditures described in Section 705(a)(2)(B) of the Code which are attributable to any nonrecourse debt of the Company and are characterized as partner nonrecourse deductions under Treas. Reg. § 1.704-2(i) shall be allocated to the Members’ Capital Accounts in accordance with said Treas. Reg. § 1.704-2(i).

v.       To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) or § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) applies.

e.       Curative Allocations. The allocations set forth in Paragraph 3(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Paragraph. Therefore, notwithstanding any other provisions of this Article III (other than the Regulatory Allocations), the PR shall, in a manner approved by the Board, make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all items were allocated pursuant to Paragraph 3(c) without regard to Paragraph 3(d).

f.       Tax Allocations. Except as otherwise provided in this Paragraph 3(f), items of taxable income, deduction, gain and loss shall be allocated in the same manner as the corresponding item is allocated for book purposes under Paragraphs 3(c), 3(d) and 3(e) of the corresponding item determined for Capital Account purposes.

i.       Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Members in the same proportions as the recaptured deductions were originally allocated or claimed.

ii.     To the extent required by Section 704(c) of the Code, income, gain, loss, and deduction (including depreciation, depletion and amortization) with respect to property contributed to the Company by a Member and with respect to property revalued in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(f) (collectively referred to as “Adjusted Properties”) shall be allocated between the Members so as to take account of the variation between the adjusted tax basis of the Adjusted Property to the Company and its fair market value at the time of contribution or revaluation in accordance with the provisions of Sections 704(b) and 704(c) of the Code and Treas. Reg. § 1.704-3(b)(1). Any income, gain, loss or deduction attributable to an Adjusted Property (exclusive of such items allocated to eliminate the difference between the adjusted tax basis and the fair market value in accordance with the preceding sentence) shall be allocated in the same manner as such gain or loss would be allocated under Paragraph 3(c). To the extent that allocations of tax items are required pursuant to Section 704(c) of the Code to be made other than in accordance with the allocations under Paragraphs 3(c), 3(d) and 3(e) of the corresponding items for Capital Account purposes, this Paragraph 3(f)(ii) shall be made in accordance with the method available under Treas. Reg. § 1.704-3 which most closely approximates the allocations set forth in Paragraphs 3(c), 3(d) and 3(e), as determined by the Board.

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iii.      Depletion deductions with respect to contributed property shall be determined without regard to any portion of the property’s basis that is attributable to precontribution expenditures by NovaGold that were capitalized under Code Sections 616(b), 59(e) and 291(b). Deductions attributable to precontribution expenditures by NovaGold shall be calculated under such Code Sections as if NovaGold continued to own the depletable property to which such deductions are attributable, and such deductions shall be reported by the Company and shall be allocated solely to NovaGold.

iv.       The Members understand the allocations of tax items set forth in this Paragraph 3(f), and agree to report consistently with such allocations for federal and state tax purposes.

4.
CAPITAL ACCOUNTS; LIQUIDATION

a.       Capital Accounts.

i.       The Capital Account balance of each Member as of the Effective Date shall be equal to such Member’s Initial Contribution as set out in Section 5.1 of the Agreement.

ii.      The Capital Account of a Member shall be increased by (i) the amount of money contributed by the Member to the Company, (ii) the fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752) and (iii) allocations to the Member under Paragraphs 3(c), 3(d) and 3(e) of Company income and gain (or items thereof), including income and gain exempt from tax; and shall be decreased by (iv) the amount of money distributed to the Member by the Company, (v) the fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property and that the Member is considered to assume or take subject to under Code Section 752), (vi) allocations to the Member under Paragraphs 3(c), 3(d) and 3(e) of expenditures of the Company not deductible in computing its taxable income and not properly chargeable to a Capital Account, and (vii) allocations of Company loss and deduction (or items thereof), excluding items described in (vi) above and percentage depletion to the extent it exceeds the adjusted tax basis of the depletable property to which it is attributable.

iii.     In the event that the Capital Accounts of the Members are computed with reference to the book value of any Asset which differs from the adjusted tax basis of such Asset, then the Capital Accounts shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to such Asset in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(g).

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iv.      In the event any interest in the Company is transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except as provided in Treas. Reg. § 1.704-1(b)(2)(iv)(1).

v.       In the event property, other than money, is distributed to a Member, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there was a taxable disposition of such property for the fair market value of such property (taking Section 7701(g) of the Code into account) on the date of distribution. For this purpose the fair market value of the property shall be determined as set forth in Paragraph 4(b)(i) below.

vi.      For purposes of maintaining the Capital Accounts, the Company’s deductions with respect to contributed property in each year for (i) depletion, (ii) deferred development expenditures under Section 616(b) attributable to pre-contribution expenditures, (iii) amortization under Section 291(b) attributable to pre-contribution expenditures, and (iv) amortization under Section 59(e) attributable to pre-contribution expenditures shall be the amount of the corresponding item determined for tax purposes pursuant to Subparagraph 3.6(c) multiplied by the ratio of (A) the book value at which the contributed property is recorded in the Capital Accounts to (B) the adjusted tax basis of the contributed property (including basis resulting from capitalization of pre-contribution development expenditures under Sections 616(b), 291(b), and 59(e)).

vii.    The foregoing provisions, and the other provisions of the Agreement relating to the maintenance of Capital Accounts and the allocations of income, gain, loss, deduction and credit, are intended to comply with Treas. Reg. § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulation. In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulation, the Board may make such modification, provided that it is not likely to have a material effect on the amount distributable to either Member upon liquidation of the Company pursuant to Paragraph 4(b).

viii.    If the Members so agree, upon the occurrence of an event described in Treas. Reg. § 1.704-1(b)(2)(iv)(f)(5), the Capital Accounts shall be restated in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized income, gain, loss or deduction inherent in the assets of the Company (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there were a taxable disposition of such assets for their fair market values, as determined in accordance with Subparagraph 4.2(a). For purposes of Paragraph 3.3, a Member shall be treated as contributing the portion of the book value of any property that is credited to the Member’s Capital Account pursuant to the preceding sentence. Following a revaluation pursuant to this Subparagraph 4.1(h), the Members’ shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued pursuant to this Subparagraph 4.1(h) shall be determined in accordance with the principles of Code Section 704(c) as applied pursuant to Subparagraph 3.6(b).

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b.       Liquidation. In the event the Company is dissolved pursuant to Section 12.3 of the Agreement then, notwithstanding any other provision of the Agreement to the contrary, the following steps shall be taken (after taking into account any transfers of Capital Accounts pursuant to Sections 5.2, 6.4, or 6.5 of the Agreement):

i.       The Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would be realized by the Company and allocated to the Members pursuant to the provisions of Article III of this Exhibit C if the Assets had been sold at their fair market value at the time of liquidation. The fair market value of the Assets shall be determined by agreement of both Members provided, however, that in the event that the Members fail to agree on the fair market value of any Asset, its fair market value shall be determined by a nationally recognized independent engineering firm or other qualified independent party approved by both Members.

ii.      After making the foregoing adjustments and/or contributions, and after taking into account all allocations under Article III, including Subparagraph 3.c.iii and giving effect to all sales or distributions of production through the date of the final distribution, all remaining Assets shall be distributed to the Members in accordance with the balances in their Capital Accounts. Unless otherwise expressly agreed by both Members, with respect to any asset distributed in kind, each Member shall receive an undivided interest in such Asset in equal to the Member’s Percentage Interest at the time of distribution. Assets distributed to the Members shall be deemed to have a fair market value equal to the value assigned to them pursuant to Subparagraph 4(b)(i) above.

iii.      All distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements of Treas. Reg. §§ l.704-1(b)(2)(ii)(b)(2) and (3).

5.
DISPUTE RESOLUTION

If the Members are unable to reach agreement on any tax related matter subject to approval or agreement of the Members, before application of section 16.1 of the Agreement, any such disputed tax matter shall be promptly referred to an independent, unrelated accounting or law firm of national reputation in the United States approved by the Board (the “Unrelated Firm”). The Unrelated Firm shall be directed to render a written report on the unresolved disputed tax matter as promptly as practicable and to resolve only those tax matters in dispute and the resolution of the dispute by the Unrelated Firm shall be final and binding on the parties; provided that if such dispute is not resolved within 180 days of the referral, section 16.1 of the Agreement shall control. The fees and expenses of the Unrelated Firm shall be borne by the Company.

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EXECUTION COPY

EXHIBIT D

TO

DONLIN GOLD LLC AGREEMENT

NET PROCEEDS CALCULATION

1.       Determination of Net Proceeds. “Net Proceeds” means the amount calculated by deducting from the gross revenues realized (or deemed to be realized) from the sale (or deemed sale) of Products, such costs and expenses (both of an operating and capital nature) attributable to Exploration, Development, Mining, and the marketing of Products as would be deductible under generally accepted accounting principles and practices consistently applied as employed by the Company, including without limitation:

(a)       All costs and expenses of replacing, expanding, modifying, altering or changing from time to time the mining, milling and processing facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Properties shall be charged to the Properties only in the proportion that their use in connection with the Properties bears to their total use.

(b)       Ad valorem real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to Mining on the Properties, including without limitation all state mining taxes, sales taxes, severance taxes, royalties, license fees and governmental levies of a similar nature.

(c)       Allowance for overhead in accordance with Section 3 of the Accounting Procedure.

(d)       All expenses incurred relative to the sale of Products, including an allowance for commissions at rates which are normal and customary in the industry.

(e)       All amounts payable to the remaining Member during Mining pursuant to any applicable operating or similar agreement in force with respect thereto.

(f)       The actual cost of investment prior to beginning of Mining which shall include all expenditures for Exploration and Development of the Properties incurred by the non-resigning Member subsequent to the resigning Member acquiring a Net Proceeds interest.

(g)       Interest on monies borrowed or advanced for costs and expenses, at an annual rate equal to two percentage points (2%) above the Prime Rate, but in no event in excess of the maximum permitted by Law.

(h)       An allowance for reasonable working capital and inventory.

(i)       Costs of funding Environmental Compliance as provided in the Accounting Procedure, to the extent not otherwise deducted.

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(j)       Actual costs of Operations.

(k)      Rental, royalty, production, and purchase payments.

It is intended that the remaining Member shall recoup from net cash flow all of its contributions for Exploration, Development, Mining, and marketing Products before any Net Proceeds are distributed to any Person holding the right to receive a payment of Net Proceeds pursuant to Section 6.5 of the Agreement. No deduction shall be made for income taxes, depreciation, amortization or depletion. If in any year after the beginning of Mining of the Properties an operating loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Proceeds for subsequent periods. If Products are processed by the remaining Member, or are sold to an Affiliate of the remaining Member, then, for purposes of calculating Net Proceeds, such Products shall be deemed conclusively to have been sold at a price equal to fair market value to arm’s length purchasers FOB the Properties, and Net Proceeds relative thereto shall be calculated without reference to any profits or losses attributable to smelting or refining.

2.       Payment of Net Proceeds. Payments of Net Proceeds shall commence in the Calendar Year next following the Calendar Year in which Net Proceeds are first realized, and shall be made 45 days following the end of each calendar quarter during which Net Proceeds are realized, and shall be subject to adjustment, if required, at the end of each calendar year.

3.       Definitions. All capitalized words and terms used herein have the same meaning as in the Agreement to which this Exhibit D is attached.

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EXHIBIT E

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DONLIN GOLD LLC AGREEMENT

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EXHIBIT F

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DONLIN GOLD LLC AGREEMENT

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EXHIBIT G

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DONLIN GOLD LLC AGREEMENT

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EXHIBIT H
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DONLIN GOLD LLC AGREEMENT

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